EXHIBIT 4.3 AND 10.31
CREDIT AGREEMENT
BY AND BETWEEN
COMERICA BANK (“Bank”)
AND
TANDY BRANDS ACCESSORIES, INC. (“Borrower”)
Dated as of February 12, 2008

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(continued)

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(continued)

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(continued)

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ADDENDA:
Defined Terms Addendum
Financial Covenants Addendum
Loan Terms, Conditions and Procedures Addendum

EXHIBITS:
Exhibit A — Form of Borrowing Base Certificate
Exhibit B — Form of Compliance Certificate
Exhibit C — Form of Request for Advance

SCHEDULES:
Schedule 3.1(c)(3)	Guarantors
Schedule 3.1(c)(6)	Accounts
Schedule 3.1(j)	Documentation Checklist
Schedule 3.5	Subsidiaries
Schedule 3.14	Pension Plans subject to Title IV of ERISA
Schedule 3.17	Environmental Disclosures
Schedule 3.22	Material Agreements
Schedule 3.25	Intellectual Property
Schedule 5.4	Debt
Schedule 5.5	Encumbrances
Schedule 5.20	Loan Party Locations

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CREDIT AGREEMENT
     THIS CREDIT AGREEMENT is made and delivered effective as of the 12th day of February, 2008, (“Effective Date”) by and between TANDY BRANDS ACCESSORIES, INC., a Delaware corporation (“Borrower”), and COMERICA BANK, a Texas banking association (“Bank”), and delivered to Bank in Detroit, Michigan for execution by Bank at its offices in Detroit, Michigan.
RECITALS
     A. Borrower desires to obtain certain credit facilities from the Bank, and the Bank is willing to provide such credit facilities to and in favor of Borrower.
     B. Such credit facilities are subject to the terms and conditions set forth herein and in every other Loan Document.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Borrower and Bank agree as follows:
SECTION 1. DEFINITIONS
     1.1 Defined Terms. The terms as used in this Agreement shall have the meanings assigned to such terms in the Defined Terms Addendum.
     1.2 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be determined and construed in accordance with GAAP.
     1.3 Singular and Plural. Where the context herein requires, the singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.
SECTION 2. TERMS, CONDITIONS AND PROCEDURES FOR BORROWING
     Subject to the terms, conditions and procedures of this Agreement and each other Loan Document including, but not limited to, the terms, conditions and procedures set forth in the Defined Terms Addendum and Loan Terms, Conditions and Procedures Addendum, Bank agrees to make credit available to the Borrower on such dates and in such amounts as the Borrower shall request from time to time.
SECTION 3. REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and so long as Bank shall have any commitment or obligation to make any Loans or issue any Letters of Credit hereunder, and so long as any Indebtedness remains unpaid and outstanding under any Loan Document, as follows:
     3.1 Authority. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified and authorized to do business in each other jurisdiction in which the character of its assets or the nature of its business makes such qualification necessary except to the extent that the failure to do so would result in a Material Adverse Effect.

     3.2 Due Authorization. Each Loan Party has all requisite corporate or other organizational power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party or is otherwise bound, all of which have been duly authorized by all necessary corporate or other organizational action, and are not in contravention of law or the terms of any Loan Party’s organizational or other governing documents.
     3.3 Title to Property. Each Loan Party has marketable title to all property and assets purported to be owned by it, including those assets identified on the Financial Statements most recently delivered by Borrower to Bank, subject only to Permitted Encumbrances. Each Loan Party owns or has the right to use all assets and properties, real and personal, tangible and intangible, including without limitation all trademarks, service marks, trade names, copyrights, patents, franchises and licenses that are necessary or material to the conduct of its business as now operated, and no such ownership or right violates the rights of any other Person therein, except where the failure to own such properties or the right to use such properties would not have a Material Adverse Effect.
     3.4 Encumbrances. There are no security interests or other Liens or encumbrances on, and no financing statements on file with respect to, any of the property or assets of any Loan Party, except for Permitted Encumbrances.
     3.5 Subsidiaries. Borrower has no Subsidiaries as of the Effective Date, except as set forth in Schedule 3.5 which Schedule sets forth the percentage of ownership of Borrower in each such Subsidiary as of the Effective Date. As to Borrower and each of its Subsidiaries as of the Effective Date, (a) it is an organization as described on Schedule 3.5 hereto and, with respect to the Domestic Subsidiaries, has provided the Bank with complete and correct copies of its articles of incorporation, by-laws or other applicable charter or organizational documents, and, if applicable, a good standing certificate from its jurisdiction of organization and each United States jurisdiction in which it has a physical presence, and (b) its correct legal name, chief executive office address, type of organization and jurisdiction of organization, and tax identification number are set forth on Schedule 3.5 hereto.
     3.6 Taxes. Each Loan Party has filed, on or before their respective due dates, all federal, state, local and foreign tax returns which are required to be filed, or has obtained extensions for filing such tax returns, and is not delinquent in filing such returns in accordance with such extensions, and has paid all taxes which have become due and payable pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due and payable, except to the extent such tax payments are being actively and diligently contested in good faith by appropriate proceedings, and if requested by Bank, have been bonded or reserved in an amount and manner reasonably satisfactory to Bank.
     3.7 No-Defaults. There exists no default (or event which, with the giving of notice or passage of time, or both, would result in a default) under the provisions of any instrument or agreement evidencing, governing, securing or otherwise relating to any Debt of any Loan Party or pertaining to any of the Permitted Encumbrances that would, individually or in the aggregate, have a Material Adverse Effect.
     3.8 Enforceability of Agreement and Loan Documents. Each Loan Document has been duly executed and delivered by duly authorized officer(s) or other representative(s) of each Loan Party, and constitutes the valid and binding obligations of each Loan Party, enforceable in accordance with their respective terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity at the time in effect.

     3.9 Non-violation. The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party or otherwise bound, are not in violation of the terms of any indenture, agreement or undertaking to which any such Loan Party is a party or by which it is bound, except to the extent that such terms have been waived or that failure to comply with any such terms would not have a Material Adverse Effect.
     3.10 Actions, Suits, Litigation or Proceedings. There are no actions, suits, litigation or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any Governmental Authority, pending, or, to the knowledge of Borrower, threatened against any Loan Party, which, if adversely determined, could materially impair the right of any Loan Party to carry on its business substantially as now conducted or could reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrower, no Loan Party has received any written notice from any Governmental Authority that such Loan Party is under investigation by, or is operating under any restrictions imposed by, any Governmental Authority.
     3.11 Compliance with Laws. Each Loan Party has complied with all Governmental Requirements applicable to it, including, without limitation, Environmental Laws, to the extent that failure to so comply could reasonably be expected to have a Material Adverse Effect.
     3.12 Consents, Approvals and Filings, Etc. Except as have been previously obtained or as otherwise expressly provided in this Agreement, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing (other than financing statements and filings with the SEC related to the execution, delivery and performance of any Loan Document), declaration or registration with, any Governmental Authority and no material authorization, consent or approval from any other Person, is required in connection with the execution, delivery and performance by each Loan Party of any Loan Document to which it is a party. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of Borrower, any threatened attack, in any material respect, by appeal, direct proceeding or otherwise.
     3.13 Contracts, Agreements and Leases. To Borrower’s knowledge, no Loan Party is in default (beyond any applicable period of grace or cure) in complying with any provision of any material contract, agreement, indenture, lease or instrument to which it is a party or by which it or any of its properties or assets are bound, where such default would have a Material Adverse Effect.
     3.14 ERISA. Except as shown on Schedule 3.14, as the same may be updated or supplemented from time to time, no Loan Party maintains or contributes to any Pension Plan subject to Title IV of ERISA. Furthermore, no Loan Party has incurred any accumulated funding deficiency within the meaning of ERISA or incurred any liability to the PBGC in connection with any Pension Plan established or maintained by such Loan Party, other than liabilities for premium payments. There have been no unreported “reportable events” described in Section 4043(c) of ERISA with respect to any Pension Plan and no Loan Party has participated in any “prohibited transaction” described in Sections 406 or 407 of ERISA for which no exemption exists under Section 408 of ERISA.
     3.15 No Investment Company. No Loan Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     3.16 No Margin Stock. No Loan Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or made available by any Loan Party in any manner to any other

Person to enable or assist such Person in purchasing or carrying margin stock, or otherwise used or made available for any other purpose which might violate the provisions of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of said Board of Governors or any regulations substituted therefor, as are from time to time in effect, are used in this Section with such meanings, and these representations and warranties shall be immediately effective.
     3.17 Environmental Representations.
          (a) No Loan Party has received any written notice of any violation of any Environmental Law(s) that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and no Loan Party is a party to any litigation or administrative proceeding, nor, so far as is known by Borrower, is any litigation or administrative proceeding threatened against any Loan Party which, in any case, (i) asserts or alleges that any Loan Party violated any Environmental Law(s), (ii) asserts or alleges that any Loan Party is required to clean up, remove or take any other remedial or response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials, or (iii) asserts or alleges that any Loan Party is required to pay all or a portion of any past, present or future clean-up, removal or other remedial or response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials by any Loan Party, and which, with respect to clauses (i), (ii) or (iii) above, either singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (b) To Borrower’s knowledge, there are no conditions existing currently which could reasonably be expected to subject any Loan Party to damages, penalties, injunctive relief or clean-up costs under any applicable Environmental Law(s), or which require, or are likely to require, clean-up, removal, remedial action or other response pursuant to any applicable Environmental Law(s) by any Loan Party, and which, in any case, either singularly or in aggregate, could reasonably be expected to have a Material Adverse Effect.
          (c) No Loan Party is subject to any judgment, decree, order or citation related to or arising out of any applicable Environmental Law(s), which, either singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and, to Borrower’s knowledge, no Loan Party has been named or listed as a potentially responsible party by any Governmental Authority in any matter arising under any applicable Environmental Law(s), except as disclosed in Schedule 3.17 as of the Effective Date, and, in the event that any such matters are disclosed in said Schedule 3.17 they will not, either singularly or in the aggregate, have a Material Adverse Effect.
          (d) Each Loan Party has all permits, licenses and approvals required under applicable Environmental Laws, except where the failure to so obtain or maintain any such permits, licenses or approvals could reasonably be expected to have a Material Adverse Effect.
     3.18 Accuracy of Information. The Financial Statements previously furnished to Bank have been prepared in all material respects in accordance with GAAP and fairly presented in all material respects the financial condition of Borrower and, as applicable, the consolidated financial condition of Borrower and such other Person(s) as such Financial Statements purport to present, and the results of their respective operations as of the dates and for the periods covered thereby, provided that in the case of interim Financial Statements, such Financial Statements are subject to normally recurring year-end adjustments; and since the date(s) of said Financial Statements, there has been no Material Adverse Effect. As of the date covered by such Financial Statements, no Loan Party has any material contingent obligations, liabilities for taxes, long-term leases or long-term commitments not disclosed by, or reserved against in, such Financial Statements. After the making of the Loans, the Loan Parties, taken as a whole, are able to pay their debts as they mature, have capital sufficient to carry on their businesses and have assets the fair market value of which, taken as a whole, exceed their liabilities, and no Loan Party will be rendered insolvent, under-capitalized or unable to pay debts generally as they become due by the execution or performance of any Loan Document to which it is a party or by which it is otherwise bound.
     3.19 [Reserved]
     3.20 Conditions Precedent. As of each Disbursement Date, all appropriate conditions precedent referred to in Section 3 of the Loan Terms, Conditions and Procedures Addendum hereof shall have been satisfied or waived in writing by Bank.
     3.21 Obligations. Neither Borrower nor any Loan Party has any Debt, except as permitted by Section 5.4.
     3.22 Material Agreements. Borrower is, and to Borrower’s knowledge, all other parties to Borrower’s Material Agreements are, in compliance with all of Borrower’s Material Agreements in all material respects, and to Borrower’s knowledge, no event has occurred and no condition exists that can be reasonably anticipated to result in any failure of compliance with any such Material Agreement in any material respect. Schedule 3.22 sets forth the Material Agreement(s) of each Loan Party in effect on the Effective Date.
     3.23 Misrepresentation. No warranty or representation by Borrower contained herein or in any certificate or other document furnished by Borrower pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances under which it was made; provided, that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time in light of the circumstances when made There is no fact known to Borrower which Borrower has not disclosed to Bank in writing which could reasonably be expected to have a Material Adverse Effect.
     3.24 No Conflicting Agreements. Neither Borrower nor any Loan Party is in default under any shareholder agreement or preferred stock agreement that could reasonably be expected to have a Material Adverse Effect. No provision of the Certificate of Incorporation, Bylaws or preferred stock, if any, of Borrower, and no provision of any existing mortgage, indenture, note, statute (including, without limitation, any applicable usury or similar law), rule, regulation, judgment, decree or order binding on Borrower or affecting the property of Borrower conflicts with, or requires any consent under, or would in any way prevent the execution, delivery or carrying out of the terms of, this Agreement and the documents contemplated hereby, and the taking of any such action will not constitute a default under, or result in the creation or imposition of, or obligation to create any lien upon the property of Borrower pursuant to the terms of any such mortgage, indenture or note.
     3.25 Intellectual Property. Borrower and each Loan Party own or have rights to use all Intellectual Property necessary to continue to conduct their respective businesses as now or heretofore conducted, except where the failure to own such intellectual property or the right to use such intellectual property would not have a Material Adverse Effect, and each patent, trademark, copyright and license held by Borrower or such other Loan Party as of the Effective Date is listed, together with application or registration, numbers, as applicable, on Schedule 3.25. To Borrower’s knowledge, Borrower and each Loan Party conduct their respective businesses and affairs without infringement upon or interference with any Intellectual Property of any other Person, except where such infringement or interference would not have a Material Adverse Effect.

     3.26 Survival of Representations and Warranties. All the representations and warranties contained in Sections 3.1 through 3.24, inclusive, shall survive the execution and delivery of this Agreement and shall continue in full force and effect until all amounts owing hereunder have been repaid and the credit facilities made available hereunder have been terminated.
SECTION 4. AFFIRMATIVE COVENANTS
     Borrower covenants and agrees that, so long as Bank is committed to make any Loan or issue any Letter of Credit under this Agreement, and so long as any Indebtedness remains outstanding, it will, and, as applicable, it will cause each Loan Party within its control to:
     4.1 Preservation of Existence, Etc. Preserve and maintain its corporate existence except as permitted by Sections 5.1 and 5.2, and preserve and maintain such of its rights, licenses, and privileges as are material to the business and operations conducted by it except to the extent the failure to maintain such rights, licenses and privileges would not have a Material Adverse Effect; qualify and remain qualified to do business in each jurisdiction in which such qualification is material to its business and operations or ownership of its properties except where the failure to so qualify would not have a Material Adverse Effect, continue to conduct and operate its business substantially as conducted and operated on the Effective Date; at all times maintain, preserve and protect all of its franchises and trade names and preserve all the remainder of its property necessary to conduct its business except where the failure to do so would not have a Material Adverse Effect and keep the same in good repair, working order and condition (ordinary wear and tear excepted); and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto necessary to conduct its business except where the failure to do so would not have a Material Adverse Effect.
     4.2 Keeping of Books. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, those Financial Statements to be delivered to Bank pursuant Section 4.3 hereof) prepared in accordance with GAAP.
     4.3 Reporting Requirements. Furnish to Bank, or cause to be furnished to Bank, the following:
          (a) Within three (3) Business Days after becoming aware of the occurrence or existence of each Default or Event of Default hereunder, any occurrence that which has or could reasonably be expected to have a Material Adverse Effect, a written statement of the chief financial officer of Borrower (or in his or her absence, a responsible senior officer of Borrower), setting forth details of such Default, Event of Default or occurrence, and the action which Borrower has taken, or has caused to be taken, or proposes to take, or to cause to be taken, with respect thereto;
          (b) within ninety (90) days after and as of the end of each fiscal year of Borrower, audited Financial Statements of Borrower and its consolidated Subsidiaries, including a balance sheet, statement of operations and statement of cash flows, for and as of such fiscal year then ending, with comparative numbers for the preceding fiscal year. Such audited Financial Statements shall be prepared in accordance with GAAP by independent certified public accountants of recognized standing selected by Borrower and satisfactory to Bank and shall contain unqualified opinions as to the fairness of the statements therein contained.
          (c) within thirty (30) days after and as of the end of each of the first two months of each calendar quarter, and within forty-five (45) days after and as of the end of the last month of each calendar quarter, Financial Statements of Borrower and its Subsidiaries, consolidated, as applicable, for and as of such reporting period, including a balance sheet, statement of operations and statement of cash flows for and as of such reporting period then ending and for and as of that portion of the fiscal year then ending, with comparative numbers for the same period of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower as to consistency with prior financial reports and accounting periods, accuracy and fairness of presentation, subject to year end audit adjustments;
          (d) within thirty (30) days after and as of the end of each calendar month, agings and reports of accounts receivable of Borrower and such of the other Borrowing Base Obligors as may be required by the Bank, in form and detail satisfactory to Bank;
          (e) within thirty (30) days after and as of the end of each calendar month, agings and reports of accounts payable of Borrower and such of the other Loan Parties as may be required by the Bank, in form and detail satisfactory to Bank;
          (f) within thirty (30) days after and as of the end of each calendar month, a listing of Eligible Inventory of Borrower and such of the other Borrowing Base Obligors in form and detail satisfactory to Bank, such listing to identify the cost and location thereof;
          (g) within forty-five (45) days after and as of the end of the earlier of (i) each calendar quarter, or (ii) each date of filing of Borrower’s 10-Q with the SEC, a Compliance Certificate dated as of the end of such quarter;
          (h) within thirty (30) days after and as of the end of each calendar month, a Borrowing Base Certificate dated as of the end of such month;
          (i) promptly upon becoming available, a copy of all financial statements, reports, notices, proxy statements and other material written communications sent by Borrower or any Loan Party to their stockholders, and all regular and periodic reports filed by Borrower or any Loan Party with any securities exchange and the SEC;
          (j) promptly following receipt thereof, copies of all management letters and other substantive reports submitted to any Loan Party by independent certified public accountants in connection with any annual audit of any such party;
          (k) within thirty (30) days after the end of each fiscal year of Borrower, a forecast of the income, expense and cash flow of Borrower for the succeeding fiscal year presented on a month-by-month and year-to-date basis and accompanied by a narrative summary of assumptions, and in form and detail satisfactory to Bank; and
          (l) promptly, and in form and detail satisfactory to Bank, such other information as Bank may request in writing from time to time.
     4.4 Financial Covenants. On a consolidated basis, Borrower and its Subsidiaries will maintain all financial covenants set forth in the Financial Covenants Addendum.
     4.5 Inspections. Permit Bank, through its authorized attorneys, accountants and representatives, at Borrower’s cost and expense, to visit any office of any Loan Party, discuss its financial matters with its officers, employees and independent certified public accountants, and by this provision, Borrower authorizes such officers, employees and accountants to discuss the finances and affairs of any Loan Party, and examine each Loan Party’s books, accounts, records, ledgers, assets and properties of every kind and description, wherever located, at all reasonable times during normal business hours of

Borrower or such Loan Party, upon three (3) Business Days prior written request of Bank, provided that no advance request or notice shall be required upon the occurrence and during the existence or continuance of an Event of Default. Borrower agrees to reimburse Bank, within 30 days of written demand, for the costs and expenses incurred by Bank for such inspections, provided that, so long as no Event of Default has occurred and is continuing or existing, Borrower shall not be obligated to reimburse Bank for more than four inspections during any calendar year.
     4.6 Further Assurances; Financing Statements. Furnish Bank, at Borrower’s expense, upon Bank’s request and in form satisfactory to Bank (and execute and deliver or cause to be executed and delivered), such additional pledges, assignments, mortgages, lien instruments or other security instruments, consents, acknowledgments, subordinations and financing statements covering any or all of the Collateral pledged, assigned, mortgaged or encumbered pursuant to any Loan Document, of every nature and description, whether now owned or hereafter acquired by Borrower or any other Loan Party providing such Collateral, together with such other documents or instruments as Bank may require to effectuate more fully the purposes of any Loan Document. Borrower further agrees to provide or cause to be provided to Bank such documentation or information as requested by Bank from time to time, including, without limitation, information to satisfy the Bank’s requirements under “Know Your Customer” or “Customer Identification” provisions under federal laws relating to anti-money laundering or terrorism including, without limitation, under the Patriot Act and regulations issued pursuant thereto, as well as acts administered by the Office of Foreign Assets Control.
     4.7 Compliance with Leases, Licenses and Governmental Requirements. Comply with all terms and conditions of (i) any leases covering any premises or property (real or personal) wherein any of the Collateral is or may be located, or covering any of the other material personal or real property now or hereafter owned, leased or otherwise used by any Loan Party in the conduct of its business, (ii) any license agreements covering any Inventory now or hereafter owned or otherwise used by any Loan Party in the conduct of its business, (c) any Material Agreement, and, (d) any Governmental Requirement, except in each case where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.
     4.8 Indemnification. INDEMNIFY, DEFEND AND SAVE BANK HARMLESS FROM ANY AND ALL CLAIMS, LOSSES, COSTS, DAMAGES, LIABILITIES, OBLIGATIONS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES, INCURRED BY BANK BY REASON OF ANY DEFAULT OR EVENT OF DEFAULT, IN DEFENDING OR PROTECTING THE LIENS WHICH SECURE OR PURPORT TO SECURE ALL OR ANY PORTION OF THE INDEBTEDNESS, WHETHER EXISTING UNDER ANY LOAN DOCUMENT OR OTHERWISE OR THE PRIORITY THEREOF, OR IN ENFORCING THE OBLIGATIONS OF BORROWER OR ANY OTHER PERSON UNDER OR PURSUANT TO ANY LOAN DOCUMENT, OR IN THE PROSECUTION OR DEFENSE OF ANY ACTION OR PROCEEDING CONCERNING ANY MATTER GROWING OUT OF OR CONNECTED WITH THE COLLATERAL OR ANY LOAN DOCUMENT, INCLUDING ANY CLAIMS, LOSSES, COSTS, DAMAGES, LIABILITIES, OBLIGATIONS, AND EXPENSES RESULTING FROM BANK’S OWN NEGLIGENCE, EXCEPT AND TO THE EXTENT BUT ONLY TO THE EXTENT CAUSED BY BANK’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     4.9 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and/or performance by any Loan Party of any Loan Document to which it is a party, except where the failure to do so would not have a Material Adverse Effect .

     4.10 Insurance. Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including, without limitation, loss of rent and/or business interruption insurance and boiler and machinery insurance), including but not limited to (a) insurance under an “all risk” policy against fire and other risks customarily insured against, and (b) public liability insurance and other insurance as may be required by law or reasonably required by Bank, and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate, all of which insurance shall be in amount, form and content, and written by companies as may be reasonably satisfactory to Bank; and in the case of all policies covering property subject to any Loan Document or property in which the Bank shall have a Lien of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Borrower (or other Person providing Collateral) and Bank, with lender’s loss payee and/or mortgagee’s clauses, as applicable, in favor of and satisfactory to Bank for all such policies, and such policies shall also provide that they may not be canceled or changed without thirty (30) days’ prior written notice to Bank (ten (10) days’ prior notice in the event of cancellation due to non-payment of premiums). Upon the request of Bank, all of said policies, or copies thereof, including all endorsements thereon and those required hereunder, shall be deposited with Bank.
     4.11 Compliance with ERISA. In the event that any Loan Party or any of its Subsidiaries maintain(s) or establish(es) a Pension Plan, such party shall (a) comply in all material respects with all applicable requirements imposed by ERISA as presently in effect or hereafter promulgated, including, but not limited to, the minimum funding requirements thereof; (b) promptly notify Bank upon the occurrence of a “reportable event” described in Section 4043(c) of ERISA, or the occurrence of a “prohibited transaction” described in Sections 406 and 407 of ERISA for which no exemption exists under Section 408 of ERISA, or the commencement by the PBGC or any Loan Party of proceedings to terminate any Pension Plan, together with a copy of any proposed notice of such event which may be required to be filed with the PBGC; and (c) furnish to Bank (or cause the plan administrator to furnish to Bank) a copy of the annual return (including all schedules and attachments) for each Pension Plan, and filed with the Department of Labor by any Loan Party not later than thirty (30) days after such report has been so filed.
     4.12 Environmental Covenants.
          (a) Comply with all applicable Environmental Laws, and maintain all permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could reasonably be expected to have a Material Adverse Effect.
          (b) Promptly notify Bank, in writing, after Borrower becomes aware of any condition or circumstance which makes any of the environmental representations or warranties set forth in this Agreement incomplete, incorrect or inaccurate in any material respect as of such date if such condition or circumstance could reasonably be expected to have a Material Adverse Effect; and promptly provide to Bank, after receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order or decree, or other document from any source received by Borrower asserting or alleging a violation of any Environmental Laws by any Loan Party, or of any circumstance or condition which requires or may require, a financial contribution by any Loan Party, or a clean-up, removal, remedial action or other response by or on behalf of any Loan Party, under applicable Environmental Law(s), or which seeks damages or civil, criminal or punitive penalties from any Loan Party or any violation or alleged violation of Environmental Law(s), if the same could reasonably be expected to have a Material Adverse Effect.

          (c) BORROWER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD BANK, AND ANY OF BANK’S PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, REPRESENTATIVES AND CONSULTANTS (THE “INDEMNIFIED PARTIES”), HARMLESS FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, SUITS, PENALTIES, COSTS, LIABILITIES, OBLIGATIONS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE LEGAL EXPENSES AND REASONABLE ATTORNEYS’ FEES) INCURRED OR ARISING OUT OF ANY CLAIM, LOSS OR DAMAGE OF ANY PROPERTY, INJURIES TO OR DEATH OF ANY PERSONS, CONTAMINATION OF OR ADVERSE EFFECTS ON THE ENVIRONMENT, OR OTHER VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAW(S), IN ANY CASE, CAUSED BY ANY LOAN PARTY OR IN ANY WAY RELATED TO ANY PROPERTY OWNED OR OPERATED BY ANY LOAN PARTY OR DUE TO ANY ACTS OF ANY LOAN PARTY OR ANY OF ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, CONSULTANTS AND/OR REPRESENTATIVES INCLUDING ANY CLAIMS, LOSSES, DAMAGES, SUITS, PENALTIES, COSTS, LIABILITIES, OBLIGATIONS OR EXPENSES, RESULTING FROM BANK’S OWN NEGLIGENCE; PROVIDED HOWEVER, THAT THE FOREGOING INDEMNIFICATION SHALL NOT BE APPLICABLE, AND BORROWER SHALL NOT BE LIABLE FOR ANY SUCH CLAIMS, LOSSES, DAMAGES, SUITS, PENALTIES, COSTS, LIABILITIES, OBLIGATIONS OR EXPENSES, TO THE EXTENT (BUT ONLY TO THE EXTENT) THE SAME ARISE OR RESULT FROM ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTIES.
     4.13 Accounts. By May 12, 2008, open and maintain, deposit accounts (including all operating accounts, cash management accounts, and collection/lockbox services) of Borrower with Bank, provided that, with respect to any such accounts maintained with any other Person (other than accounts for payroll or other liabilities related to employees) listed on Schedule 3.1(c)(6), while such account is maintained with such Person, cause to be executed and delivered an Account Control Agreement in form and substance satisfactory to Bank and Borrower by March 17, 2008. In the event Borrower is unable to deliver a satisfactory Account Control Agreement for an account by March 17, 2008, Borrower shall have until May 12, 2008 to transfer such account to Bank or such other financial institution as will provide an Account Control Agreement in form and substance satisfactory to Bank and Borrower.
     4.14 Use of Loan Proceeds. Use the proceeds of the Loans only for the purposes set forth in the Section 1.6 of the Loan Terms, Conditions and Procedures Addendum.
     4.15 Taxes. Pay promptly and within the time that they can be paid without late charge, penalty or interest all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon Borrower or any Loan Party, and their property, except to the extent being contested in good faith and, if requested by Bank, bonded or reserved in an amount and manner reasonably satisfactory to Bank. If Borrower shall fail to pay such taxes and assessments within the time they can be paid without penalty, late charge or interest, and the same are not being contested in accordance with this Section, Bank shall have the option to do so, and Borrower agrees to repay Bank upon demand, with interest at the Applicable Interest Rate, all amounts so expended by Bank.
     4.16 [Reserved.]
     4.17 Future Domestic Subsidiaries; Additional Collateral.
          (a) Within 30 days of the date such Person becomes a Domestic Subsidiary after the Effective Date, cause such Domestic Subsidiary to execute and deliver to the Bank a guaranty of the Indebtedness or a joinder to the Guaranty delivered on the Effective Date;

          (b) With respect to the tangible and intangible personal property of each Person which becomes a Domestic Subsidiary after the Effective Date, within 30 days of the date such Person becomes a Domestic Subsidiary, cause such Domestic Subsidiary to execute and deliver to the Bank a Security Agreement encumbering substantially all of the tangible and intangible personal property of such Domestic Subsidiary to secure the Indebtedness to the same extent covered by the Security Agreement delivered on the Effective Date, or a joinder to the Security Agreement delivered on the Effective Date;
          (c) With respect to real property owned, leased or otherwise acquired by Borrower or any Loan Party, upon the request of Bank, the Borrower and/or any Loan Party shall execute or cause to be executed, a first priority mortgage covering such property subject to Permitted Encumbrances of the types described in clauses (b), (d), (e) and (f) of the definition of Permitted Encumbrances (and Collateral Access Agreement in the case of leased property), together with such real estate due diligence and documentation as may be required by Bank, including, but not limited to, title insurance, survey, appraisal, environmental, insurance (including flood insurance where required); and
          (d) In each case, (i) such document of guaranty, security or mortgage shall be in form satisfactory to the Bank, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Bank, and (ii) Borrower shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the liens granted pursuant to such document.
     4.18 Registration of Intellectual Property Rights. Borrower and each other Loan Party shall promptly register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, those Intellectual Property rights listed in Schedule 3.25 to this Agreement or in any security agreement now or hereafter securing or purporting to secure any of the Indebtedness. Borrower and each other Loan Party shall register or cause to be registered with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, those additional Intellectual Property rights developed or acquired by Borrower or such other Loan Party from time to time prior to the sale or licensing of such product to any third party including, without limitation, revisions or additions to the Intellectual Property rights listed in Schedule 3.25 to this Agreement or in any agreement now or hereafter securing or purporting to secure any of the Indebtedness, except where the failure to do so would not have a Material Adverse Effect.
          (a) Borrower and each other Loan Party shall execute and deliver such additional instruments and documents from time to time as Bank shall request to perfect the Bank’s Liens upon the Intellectual Property now or hereafter securing or purporting to secure any of the Indebtedness.
          (b) Borrower and each other Loan Party shall (i) protect, defend and maintain the validity and enforceability of all trademarks, patents and copyrights and other Intellectual Property now or hereafter securing or purporting to secure any of the Indebtedness, except where the failure to do so would not have a Material Adverse Effect (ii) use commercially reasonable efforts to detect infringements of the same and promptly advise Bank in writing of material infringements detected and (iii) not allow any of the same to be abandoned, forfeited or dedicated to the public, except where the failure to do so would not have a Material Adverse Effect.
          (c) Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take.

     4.19 Intellectual Property. Borrower and each Loan Party will conduct their respective businesses and affairs without intentional infringement of any Intellectual Property of any other Person, except to the extent such infringement would not have a Material Adverse Effect.
SECTION 5. NEGATIVE COVENANTS
     Borrower covenants and agrees that, so long as Bank is committed to make any Loan or issue any Letter of Credit under this Agreement, and so long as any Indebtedness remains outstanding, it will not, and, as applicable, it will not allow any Loan Party within its control to, without the prior written consent of the Bank:
     5.1 Capital Structure, Business Purpose. Purchase, acquire or redeem any of its equity ownership interests except pursuant to and in conjunction with the Employee Benefit Plans, or enter into any reorganization or recapitalization or reclassify its equity ownership interests, or make any material change in its capital structure or general business purpose, except pursuant to the Permitted Reorganization.
     5.2 Mergers or Dispositions. (i) Change its name, enter into any merger or consolidation, whether or not the surviving entity thereunder, except for (a) mergers or consolidations of any Subsidiary into Borrower or any Guarantor so long as Borrower or Guarantor shall be the continuing or surviving entity; and (b) pursuant to the Permitted Reorganization; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such merger or consolidation, or (ii) sell, lease, transfer or dispose of all, substantially all, or any material part of its assets (whether in a single transaction or in a series of transactions) except for sales of Inventory in the ordinary course of business and except pursuant to the Permitted Reorganization.
     5.3 Guaranties. Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations or Debt of others (whether directly or indirectly), except:
          (a) guaranties in favor of and satisfactory to Bank; and
          (b) endorsements for deposit or collection in the ordinary course of business.
     5.4 Debt. Become or remain obligated for any Debt, except:
          (a) Indebtedness and other Debt from time to time outstanding and owing to Bank;
          (b) current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of business;
          (c) Subordinated Debt, provided (i) at the time of and upon the issuance of such Subordinated Debt there is and will be immediately after such issuance Continuing Compliance, and (ii) Borrower complies with the provisions of Section 2.8 of the Loan Terms, Conditions and Procedures Addendum;
          (d) purchase money indebtedness incurred for the purpose of purchasing or acquiring fixed assets, so long as the amount of such purchase money indebtedness incurred by Borrower and its Subsidiaries does not exceed $1,000,000 of principal in the aggregate outstanding at any time;

          (e) Debt outstanding as of the date hereof more particularly described in Schedule 5.4 attached hereto;
          (f) any of Sheldon Canada’s obligations under the Intercompany Note;
          (g) Capitalized Lease Obligations not to exceed $1,000,000 in the aggregate outstanding at any time;
          (h) Debt with respect to the Existing Letters of Credit;
          (i) Debt that constitutes a renewal, refinancing or extension of any Debt referred to in this Section 5.4 (other than clause (h)); provided, that (i) no Lien existing at the time of such renewal reflecting an extension shall be extended to cover any property not already subject to such Lien and (ii) the principal amount of any Debt renewed, refinanced or extended shall not exceed the amount of such Debt outstanding immediately prior to such renewal, refinancing or extension; and
          (j) Additional Debt in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.
     5.5 Encumbrances. Create, incur, assume or suffer to exist any Lien upon, or create, suffer or permit to exist any Lien upon any of its property or assets, including any real property, whether now owned or hereafter acquired, except for Permitted Encumbrances.
     5.6 Acquisitions. Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any Person or any shares of stock or other ownership interests of any Person, except pursuant to the Permitted Reorganization.
     5.7 Dividends. Declare or pay dividends on, or make any other Distribution (whether by reduction of capital or otherwise) in respect of any shares of its capital stock or other ownership interests, except (a) dividends and Distributions payable by a Subsidiary of Borrower to Borrower or by the Subsidiary of another Loan Party to such other Loan Party; (b) dividends and Distributions payable solely in stock; (c) the redemption, repurchase or acquisition of any shares of its capital stock payable upon an employee’s termination pursuant to its employee stock option, repurchase, or similar plan; and (d) Borrower’s dividend to be paid on or about March 31, 2008 in an amount not to exceed $300,000; provided, however, that after giving effect to such redemption, repurchase or acquisition, no Default or event of Default shall have occurred and be continuing.
     5.8 Investments. Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans, advances or extensions of credit to, any Person, other than:
          (a) Borrower’s current ownership interests in those Subsidiaries of Borrower identified on Schedule 3.5 attached hereto;
          (b) any investment in direct obligations of the United States of America or any agency thereof, or in certificates of deposit issued by Bank, maintained consistent with Borrower’s or such Subsidiary’s business practices prior to the date hereof; provided, that no such investment shall mature more than ninety (90) days after the date when made or the issuance thereof; and
          (c) loans and advances by Borrower to Sheldon Canada evidenced by (and not, in aggregate amount at any time outstanding to exceed the face amount of) the Intercompany Note;

          (d) Investments made pursuant to the Permitted Reorganization;
          (e) Investments made in connection with the Employee Benefit Plans; and
          (f) Investments not described in clauses (a) through (e) above in an aggregate amount not to exceed $500,000 per annum.
     5.9 Transactions with Affiliates. Enter into any transaction with any of their stockholders, officers, employees, partners or any of their Affiliates, except subject to the terms hereof, transactions in the ordinary course of business and on terms not less favorable than would be usual and customary in similar transactions between Persons dealing at arm’s length.
     5.10 Defaults on Other Obligations. Fail to perform, observe or comply duly with any covenant, agreement or other obligation to be performed, observed or complied with by any Loan Party, subject to any grace periods provided therein, which failure could reasonably be expected to have a Material Adverse Effect.
     5.11 Prepayment of Debt. Prepay any Debt (or take any actions which impose an obligation to prepay), except, subject to the terms hereof or thereof, Indebtedness.
     5.12 Pension Plans. Except in compliance with this Agreement, enter into, maintain, or make contribution to, directly or indirectly, any Pension Plan that is subject to Title IV of ERISA.
     5.13 Subordinate Indebtedness. Subordinate any indebtedness due to it from any Person to indebtedness of other creditors of such Person.
     5.14 No Further Negative Pledges. Enter into or become subject to any agreement (other than this Agreement or the Loan Documents) which has the legal effect of (a) prohibiting the guaranteeing by any Loan Party of any obligations, (b) preventing the creation or assumption of any Lien upon the properties or assets of any Loan Party in favor of Bank, whether now owned or hereafter acquired, other than any Excluded Asset, or (c) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.
     5.15 Accounts Receivable. Sell or assign any Account, account receivable, note or trade acceptance, except to the Bank and except in the ordinary course of business.
     5.16 [Reserved.]
     5.17 Acquire Fixed Assets. Acquire or expend for, or commit to acquire or expend for, fixed assets by lease (including any Capitalized Lease Obligations), purchase or otherwise if at the time of or upon the consummation of such acquisition or purchase there is not or will not be Continuing Compliance.
     5.18 Subordinated Debt. Make any direct or indirect payment of all or any part of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt except in accordance with the Subordination Agreement. Except to the extent expressly provided in the Subordination Agreement, neither Borrower nor any Loan Party shall repurchase, redeem or retire in any way any instrument evidencing Subordinated Debt prior to maturity or enter into any agreement which could in any way be construed to amend, modify, alter or terminate any one or more instruments or agreements evidencing, governing, guaranteeing or otherwise relating to Subordinated Debt.

     5.19 Property Transfers. (a) Sell, lease, transfer or otherwise dispose of properties and assets, except for (i) sales of inventory in the ordinary course of business, (ii) the disposition of obsolete or worn-out property in the ordinary course of business, (iii) other dispositions of property or assets in the ordinary course of business which will not, individually or in the aggregate, have a Material Adverse Effect, (iv) the sale or transfer of the West Bend Property, (v) the sale or transfer of the Yoakum Property, or (vi) dispositions or other transfers of property or assets pursuant to the Permitted Reorganization; provided in the case of clauses (iv) and (v), Borrower complies with the provisions of Section 2.9 of the Loan Terms, Conditions and Procedures Addendum, or (b) enter into any sale-leaseback transaction.
     5.20 Off-Site Inventory and Equipment. Store Inventory or Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received, subject to the terms of Section 3.2(b) of the Loan Terms, Conditions and Procedures Addendum, an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the Loan Party Locations and such other locations of which Borrower gives Bank 10 days prior written notice.
     5.21 Government Regulation. (a) Be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Bank at any time to enable Bank to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
     5.22 Misrepresentation. Furnish Bank with any certificate or other document that contains any untrue statement by a Loan Party of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.
     5.23 Margin Stock. Apply any of the proceeds of any of the Loans to the purchase or carrying of any “margin stock” in violation of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.
SECTION 6. EVENTS OF DEFAULT
     6.1 Events of Default. The occurrence or existence of any of the following conditions or events shall constitute an “Event of Default” hereunder:
          (a) upon non-payment of any interest due under the terms of this Agreement or under the Note within three (3) days of the date when due; upon non-payment of any principal or other sums due under the terms of this Agreement or under the Note, or under any other instrument or evidence of Indebtedness, whether under this Agreement, the Note, or otherwise, in any case, when due in accordance with the terms hereof or thereof; or if any Loan Party shall fail to pay, within five (5) days of the date when due, any indebtedness, obligation or liability whatsoever of any such Loan Party to Bank;
          (b) default in the observance or performance of any of the other conditions, covenants or agreements of Borrower set forth in this Agreement;

          (c) any representation or warranty made by any Loan Party in any Loan Document shall be untrue or incorrect in any material respect;
          (d) any default or event of default, as the case may be, in the observance or performance of any of the conditions, covenants or agreements of any Loan Party set forth in any Loan Document and continuation thereof beyond any applicable period of grace or cure provided with respect thereto;
          (e) any default by any Loan Party, in the payment of any Material Debt, or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto, in each such case, continuing beyond any applicable grace or cure period;
          (f) the rendering of one or more judgments or decrees for the payment of money in excess of the Material Amount, against any Loan Party, and such judgment(s) or decree(s) shall remain unvacated, unbonded or unstayed, by appeal or otherwise, for a period of thirty (30) consecutive days after the date of entry; or if or if a writ of attachment or garnishment against the property of Borrower or any Loan Party shall be issued and not released or appealed and bonded in an amount and manner satisfactory to Bank within thirty (30) consecutive days after such issuance and levy;
          (g) if there shall be (i) any change in Borrower’s chief financial officer or chief executive officer, whether by reason of incapacity, death, resignation, termination or otherwise, or (ii) any change in the ownership of Borrower which results in any Person acquiring 25% or more of Borrower’s issued and outstanding common stock entitled to vote in the election of directors, which in either case, in Bank’s sole judgment, shall have a material adverse effect upon the future prospects for the successful operation by Borrower, of its businesses as conducted before such change, or its ability to pay and perform its liabilities and obligations under this Agreement, the Indebtedness, or the Loan Documents;
          (h) the failure by any Loan Party, to meet the minimum funding requirements under ERISA with respect to any Pension Plan established or maintained by it; the occurrence of any “reportable event”, as defined in ERISA, which could constitute grounds for termination by the PBGC of any Pension Plan subject to Title IV or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan, and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or any Loan Party, as the case may be; or the institution of any proceedings by the PBGC to terminate any such Pension Plan or to appoint a trustee by the appropriate United States District Court to administer any such Pension Plan;
          (i) if any Loan Party, voluntarily suspend transaction of its business (other than with respect to a Permitted Reorganization), becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver, liquidator, conservator or other custodian for any Loan Party, or a substantial part of its property, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver, liquidator, conservator or other custodian is appointed for any Loan Party, or for a substantial part of its property, and the same is not discharged within thirty (30) days; or any bankruptcy, reorganization, debt arrangement, or other proceedings under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against any Loan Party, and, if instituted against any Loan Party, the same is consented to or acquiesced in by any such Loan Party or otherwise remains undismissed for thirty (30) days; or any warrant of attachment is issued against any substantial part of the property of any Loan Party, which is not released within thirty (30) days of service thereof; or

          (j) if any Loan Document shall be terminated, revoked, or otherwise rendered void or unenforceable, in any case, without Bank’s prior written consent; or
          (k) if there occurs a material adverse change in Borrower’s prospects, business or financial condition, or if there is a material impairment in the Borrower’s ability to repay any portion of the Indebtedness or a material impairment in the perfection, value or priority of Bank’s security interests in the Collateral.
     6.2 Remedies Upon Event of Default. Upon the occurrence and at any time during the existence or continuance of any Event of Default, but without impairing or otherwise limiting the Bank’s right to demand payment of all or any portion of the Indebtedness which is payable on demand, at Bank’s option, Bank may give notice to Borrower declaring all or any portion of the Indebtedness remaining unpaid and outstanding, whether under the Note or otherwise, to be due and payable in full without presentation, demand, protest, notice of dishonor, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, whereupon all such Indebtedness shall immediately become due and payable. Furthermore, upon the occurrence of a Default or Event of Default and at any time during the existence or continuance of any Default or Event of Default, but without impairing or otherwise limiting the right of Bank, if reserved under any Loan Document, to make or withhold financial accommodations at its discretion, to the extent not yet disbursed, any commitment by Bank to make any further Loans to Borrower or issue any further Letters of Credit for Borrower’s account under this Agreement may be terminated by Bank upon notice to Borrower; provided, should such Default or Event of Default be cured to Bank’s satisfaction, Bank may, but shall be under no obligation to, reinstate any such commitment by written notice to Borrower. Notwithstanding the foregoing, in the case of an Event of Default under Section 6.1(i), and notwithstanding the lack of any notice, demand or declaration by Bank, the entire Indebtedness remaining unpaid and outstanding shall become automatically due and payable in full, and any commitment by Bank to make any further loans to Borrower or issue any further Letters of Credit for Borrower’s account shall be automatically and immediately terminated, without any requirement of notice or demand by Bank upon Borrower, each of which are hereby expressly waived by Borrower. The foregoing rights and remedies are in addition to any other rights, remedies and privileges Bank may otherwise have or which may be available to it, whether under this Agreement, any other Loan Document, by law, or otherwise.
     6.3 Setoff. In addition to any other rights or remedies of Bank under any Loan Document, by law or otherwise, upon the occurrence and during the continuance or existence of any Event of Default, Bank may, at any time and from time to time, without notice to Borrower (any requirements for such notice being expressly waived by Borrower), (i) setoff and apply against any or all of the Indebtedness (then due and payable), any or all deposits (general or special, time or demand, provisional or final) at any time held by Borrower and other indebtedness at any time owing by Bank to or for the credit or for the account of Borrower, and any property of Borrower, from time to time in possession or control of Bank, irrespective of whether or not Bank shall have made any demand hereunder or for payment of the Indebtedness and although such obligations may be contingent or unmatured, and regardless of whether any Collateral then held by Bank is adequate to cover the Indebtedness, and (ii) hold portions of any deposits held by Bank as cash collateral for any Letters of Credit then issued that remain outstanding and unexpired. The rights of Bank under this Section are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Bank may otherwise have. Borrower hereby grants Bank a Lien on and security interest in all such deposits, indebtedness and other property as additional collateral for the payment and performance of the Indebtedness.
     6.4 Waiver of Certain Laws. To the extent permitted by applicable law, Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish, the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Note, or to any security interest or other Lien contemplated by or granted under or in connection with this Agreement or the Indebtedness.
     6.5 Waiver of Defaults. No Default or Event of Default shall be waived by Bank except in a written instrument specifying the scope and terms of such waiver and signed by an authorized officer of Bank, and such waiver shall be effective only for the specific time(s) and purpose(s) given. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of Bank’s rights. No waiver of any Default or Event of Default shall extend to any other or further Default or Event of Default. No forbearance on the part of Bank in enforcing any of Bank’s rights or remedies under any Loan Document shall constitute a waiver of any of its rights or remedies. Borrower expressly agrees that this Section may not be waived or modified by Bank by course of performance, estoppel or otherwise.
     6.6 Receiver. Bank, in any action or suit to foreclose upon any of the Collateral during the continuance of an Event of Default, shall be entitled, without notice or consent to the extent permitted by applicable law, and completely without regard to the adequacy of any security for the Indebtedness, to the appointment of a receiver of the business and premises in question, and of the rents and profits derived therefrom. This appointment shall be in addition to any other rights, relief or remedies afforded Bank. Such receiver, in addition to any other rights to which he shall be entitled, shall be authorized to sell, foreclose or complete foreclosure on Collateral for the benefit of Bank, pursuant to provisions of applicable law.
     6.7 [Reserved].
     6.8 Application of Proceeds of Collateral. Notwithstanding anything to the contrary set forth in any Loan Document, during the continuance of an Event of Default, the proceeds of any of the Collateral, together with any offsets, voluntary payments, and any other sums received or collected in respect of the Indebtedness, may be applied in such order and manner as determined by Bank in its sole and absolute discretion.
SECTION 7. MISCELLANEOUS
     7.1 Accounting Principles. Except to the extent expressly stated to the contrary herein, where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for purposes of this Agreement, it shall be done in accordance with GAAP, consistently applied, and all accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.
     7.2 Taxes and Fees. Unless otherwise prohibited by applicable law, should any tax (other than a tax based upon the net income of Bank) or recording or filing fee become payable in respect of any Loan Document, any of the Collateral, any of the Indebtedness or any amendment, modification or supplement hereof or thereof, Borrower agrees to pay such taxes (or reimburse Bank therefor within thirty (30) days of written demand for reimbursement), together with any interest or penalties thereon, and agrees to hold Bank harmless with respect thereto.
     7.3 Governing Law. Each Loan Document shall be deemed to have been delivered in the State of Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, except to the extent that the Uniform Commercial Code, other personal property law or real property law of another jurisdiction where Collateral is located is applicable, and except to the extent expressed to the contrary in any Loan Document. Whenever possible, each provision of this

Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     7.4 Audits of Collateral; Fees. Bank shall have the right from time to time at reasonable times during normal business hours of Borrower or the applicable Loan Party, upon three (3) Business Days prior written request of Bank, provided that no advance request or notice shall be required upon the occurrence and during the existence or continuance of an Event of Default, to audit Accounts and Inventory pledged by any Loan Party and other Collateral four (4) times per year, and at any time an Event of Default exists or is continuing. Borrower agrees to reimburse Bank, within thirty (30) days of written demand, for customary and reasonable fees and costs incurred by Bank for such audits and for each appraisal of Collateral and financial analysis and examination of Borrower or any other Loan Party performed from time to time in accordance with this Section.
     7.5 Costs and Expenses. Borrower shall pay Bank, within thirty (30) days from receipt of written demand by Bank, all costs and expenses, including, without limitation, reasonable attorneys’ fees and legal expenses, incurred by Bank in perfecting, revising, protecting or enforcing any of its rights or remedies against any Loan Party or any Collateral, or otherwise incurred by Bank in connection with any Default or Event of Default or the enforcement of the Loan Documents or the Indebtedness. In the event such costs and expenses are not paid when due, until the same are paid in full, the unpaid amount of such costs and expenses shall constitute Indebtedness and shall bear interest at the Default Rate.
     7.6 Notices. All notices and other communications provided for in any Loan Document (unless otherwise expressly stipulated therein) or contemplated thereby, given thereunder or required by law to be given, shall be in writing (unless expressly provided to the contrary). If personally delivered, such notices shall be effective when delivered, and in the case of mailing or delivery by overnight courier, such notices shall be effective three (3) Business Days from when placed in an envelope and deposited at a post office or official depository under the exclusive care and custody of the United States Postal Service or delivered to an overnight courier, postage prepaid, in each case addressed to the parties as set forth on the signature page of this Agreement, or to such other address as a party shall have designated to the other in writing in accordance with this Section. In the case of mailing, the mailing shall be by certified or first class mail. The giving of at least five (5) days notice before Bank shall take any action described in any notice shall conclusively be deemed reasonable for all purposes; provided, that this shall not be deemed to require Bank to give such five (5) days notice, or any notice, if not specifically required to do so in this Agreement.
     7.7 Further Action. Borrower, from time to time, upon written request of Bank, will promptly make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and promptly take all such further action as may be reasonably required to carry out the intent and purpose of the Loan Documents, and to provide for the Loans thereunder and payment of the Note, according to the intent and purpose therein expressed.
     7.8 Successors and Assigns; Participation. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors and assigns. The foregoing shall not authorize any assignment or transfer by Borrower, of any of its respective rights, duties or obligations hereunder, such assignments or transfers being expressly prohibited. Bank, however, may freely assign, whether by assignment, participation or otherwise, its rights and obligations hereunder, and is hereby authorized to disclose to any such assignee or participant (or proposed assignee or participant) any financial or other information in its knowledge or possession regarding any Loan Party or the Indebtedness; provided, however, that prior to any such disclosure, each such assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to any Loan Party.
     7.9 Indulgence. No delay or failure of Bank in exercising any right, power or privilege hereunder or under any of the Loan Documents shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege available to Bank. The rights and remedies of Bank hereunder are cumulative and are not exclusive of any rights or remedies of Bank.
     7.10 Amendment and Waiver. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance(s) and for the specific time(s) and purpose(s) for which given.
     7.11 Severability. In case any one or more of the obligations of any Loan Party under any Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of such Loan Party shall not in any way be affected or impaired thereby, and such invalidity, illegally or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of such Loan Party under any Loan Document in any other jurisdiction.
     7.12 Headings and Construction of Terms. The headings of the various sub-Sections hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof. Where the context herein requires, the singular number shall include the plural, and any gender shall include any other gender.
     7.13 [Reserved.]
     7.14 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of any Loan Party made in any Loan Document, or in any certificate, report, financial statement or other document furnished by or on behalf of any Loan Party in connection with any Loan Document, shall be deemed to have been relied upon by Bank, notwithstanding any investigation heretofore or hereafter made by Bank or on Bank’s behalf, and those covenants and agreements of Borrower set forth in Sections 4.8 and 4.12 hereof (together with any other indemnities of Borrower contained elsewhere in any Loan Document) shall survive the termination of this Agreement and the repayment in full of the Indebtedness.
     7.15 Effective Upon Execution. This Agreement shall become effective upon the execution and delivery hereof by Bank and Borrower, and shall remain effective until the Indebtedness under this Agreement and the Note and the related Loan Documents shall have been repaid and discharged in full and no commitment to extend any credit hereunder (whether optional or obligatory) remains outstanding. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     7.16 Complete Agreement; Conflicts. The Loan Documents contain the entire agreement of the parties thereto, and none of the parties shall be bound by anything not expressed in writing. In the event that and to the extent that any of the terms, conditions or provisions of any of the other Loan Documents are inconsistent with or in conflict with any of the terms, conditions or provisions of this Agreement, the applicable terms, conditions and provisions of this Agreement shall govern and control.

     7.17 Exhibits and Addenda. The following Addenda, Exhibits and Schedules are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:
Addenda:
Defined Terms Addendum
Financial Covenants Addendum
Loan Terms, Conditions and Procedures Addendum
Exhibits:
Exhibit A — Form of Borrowing Base Certificate
Exhibit B — Form of Compliance Certificate
Exhibit C — Form of Request for Advance

Schedules:
Schedule 3.1(c)(3)	Guarantors
Schedule 3.1(c)(6)	Accounts
Schedule 3.1(j)	Documentation Checklist
Schedule 3.5	Subsidiaries
Schedule 3.14	Pension Plans Subject to Title IV of ERISA
Schedule 3.17	Environmental Disclosures
Schedule 3.22	Material Agreements
Schedule 3.25	Intellectual Property
Schedule 5.4	Debt
Schedule 5.5	Liens
Schedule 5.20	Loan Party Locations
     7.18 Treatment of Certain Information; Confidentiality. Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) solely in connection with this Agreement and the transactions contemplated hereby, to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made shall keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, however, to the extent permitted by applicable law, regulation and otherwise, Borrower is promptly notified in order that it may seek a protective order or take other appropriate action, (d) to any other party hereto, (e) to the extent required or deemed advisable by Bank, in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Bank or any of its respective Affiliates on a nonconfidential basis from a source other than Borrower.
     For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Bank on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any

Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     7.19 WAIVER OF JURY TRIAL. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF EITHER OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.
     7.20 USA Patriot Act Notification. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and, if Borrower is not an individual, Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.
     7.21 OFAC/BSA Provision. Borrower shall (a) cause each Subsidiary to ensure that no person who owns a controlling interest in or otherwise controls any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of proceeds of the loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

     7.22 ORAL AGREEMENTS INEFFECTIVE. THIS AGREEMENT AND THE OTHER “LOAN AGREEMENTS” (AS DEFINED IN SECTION 26.02(a)(2) OF THE TEXAS BUSINESS & COMMERCE CODE, AS AMENDED) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THIS AGREEMENT AND THE OTHER WRITTEN LOAN AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Remainder of the Page Left Blank Intentionally Signature Page to Follow

Signature Page to Credit Agreement
     WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK			TANDY BRANDS ACCESSORIES, INC.

By:	/s/ Steven Colwick		By:	/s/ Craig Mackey

	Name:	Steven Colwick		Name:	Craig Mackey
	Title:	Vice President - Texas Division		Title:	Chief Financial Officer
	Address:	8828 Stemmons Freeway, Suite 441 Dallas, Texas, 65247		Address:	690 E. Lamar Blvd., Suite 200 Arlington, Texas 76011
	Attn:	Steven Colwick, Vice President		Attn:	Craig Mackey, Chief Financial Officer
	Telefax No.:	214-589-1360		Telefax No.:	817-460-8902
Signature Page — 1

DEFINED TERMS ADDENDUM
SECTION 1. DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:
     “Account Control Agreement(s)” shall mean those certain account control agreements, or similar agreements that are delivered pursuant to Section 4.13 of this Agreement or otherwise, as the same may be amended, restated or otherwise modified from time to time.
     “Account Debtor” shall mean the party who is obligated on or under any Account.
     “Accounts,” “Chattel Paper,” “Documents”, “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instruments” and “Inventory” shall have the respective meanings assigned to them in the UCC on the date of this Agreement.
     “Account Debtor Reserve” shall mean, with respect to any Account, any offset or charge back of an Account Debtor for costs incurred in connection with the marketing or advertising of the goods related to such Account.
     “Affiliate” shall mean, when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Affiliate Receivables” shall mean, as of any time of determination, any amounts in respect of loans or advances owing to Borrower or another Loan Party from any of its Subsidiaries or Affiliates at such time.
     “Agreement” shall mean this Credit Agreement, including the Defined Terms Addendum, the Financial Covenants Addendum and the Loan Terms, Conditions and Procedures Addendum, together with all exhibits and schedules, as it may be amended, supplemented, renewed, extended, modified or restated from time to time.
     “Applicable Interest Rate” shall mean, with respect to the Indebtedness from time to time outstanding under any Note the rate or rates provided in such Note as the Applicable Interest Rate.
     “Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any successor act or code.
     “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit A.
     “Borrowing Base Limitation” shall mean the sum of:
(a)	eighty percent (80%) of Eligible Accounts, which for purposes of this Agreement shall be measured or valued net of the Account Debtor Reserve; and

(b)	the lesser of (i) forty percent (40%) of Eligible Inventory, or (ii) the Inventory Cap.

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     “Borrowing Base Obligors” shall mean Borrower and the Guarantors, and “Borrowing Base Obligor” shall mean any of them, as the context shall indicate.
     “Business Day” shall mean any day, other than a Saturday, Sunday or holiday, on which the Bank is open to carry on all or substantially all of its normal commercial lending business in Dallas, Texas.
     “Capitalized Lease Obligation” shall mean any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
     “Collateral” shall mean all property, assets and rights in which a Lien or other encumbrance in favor of or for the benefit of Bank is or has been granted or arises or has arisen, or may hereafter be granted or arise, under or in connection with any Loan Document, or otherwise, to secure the payment or performance of the Indebtedness, including, but not limited to including all of Borrower’s interest in the Intercompany Note (and the security therefor).
     “Collateral Access Agreement” means an agreement in form and substance satisfactory to Bank pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by Borrower or any Loan Party, that acknowledges the Liens under the Loan Documents and subordinates or waives any Liens held by such Person on such property and, in the case of any such agreement with a mortgagee or lessor, permits Bank reasonable access to and the use of such real property during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.
     “Compliance Certificate” shall mean a certificate to be furnished by Borrower to Bank, in substantially the form of Exhibit B, certified by the chief financial officer of Borrower (or in such officer’s absence, another responsible officer of Borrower) pursuant to Section 4.3 of this Agreement, certifying that, as of the date thereof, no Default or Event of Default shall have occurred and be continuing, or if any Default or Event of Default shall have occurred and be continuing, specifying in detail the nature and period of existence thereof and any action taken or proposed to be taken by Borrower with respect thereto, and also certifying as to whether Borrower is in compliance with the financial covenants contained in the Financial Covenants Addendum to this Agreement (which certificate shall set forth, in reasonable detail, the calculations and the resultant ratios and financial tests determined thereunder).
     “Consolidated” or “consolidated” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to “consolidated” financial statements or data of the Borrower includes consolidation with its Subsidiaries in accordance with GAAP.
     “Continuing Compliance” means, at any date of determination, that no Default or Event of Default exists or has occurred and is continuing without Bank’s waiver in the form required hereunder, and, in the case of a particular transaction, act or omission by Borrower or any Loan Party, such transaction, act or omission will not result, directly or indirectly, in any Default or Event of Default and in the case of any transaction involving the payment of money or the incurrence of Debt, will not result in Borrower’s failure to be in compliance with the covenants set forth in Section 4.4 either as of the date of determination or as of the next date provided herein for measuring Borrower’s compliance with such covenants.
     “Debt” shall mean, as of any applicable date of determination thereof, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or

-2-	Defined Terms Addendum

indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP. In the case of Borrower, the term “Debt” shall include, without limitation, the Indebtedness.
     “Default” shall mean, any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.
     “Default Rate” shall mean, at any time of determination thereof with respect to the applicable portion of the Indebtedness, a per annum rate of interest equal to the sum of the contractual rate of interest which would apply to such Indebtedness if the Default Rate was not then in effect plus three percent (3%).
     “Disbursement Date” shall mean the date upon which Bank makes a Loan under this Agreement.
     “Distribution” shall mean any dividend on or other distribution (whether by reduction of capital or otherwise) with respect to any shares of capital stock (or other ownership interests), except for dividends from a Subsidiary of a Loan Party to another of its Subsidiaries.
     “Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States, a State thereof or the District of Columbia.
     “Eligible Account” shall mean an Account (but shall not include interest and service charges thereon) arising in the ordinary course of a Borrowing Base Obligor’s business which meets each of the following requirements:
(a)	it is not owing more than ninety (90) days after the date of the original invoice or other writing evidencing such Account;

(b)	it is not owing by an Account Debtor who has failed to pay twenty-five percent (25%) or more of the aggregate amount of its Accounts owing to any Borrowing Base Obligor within ninety (90) days after the dates of the respective invoices or other writings evidencing such Accounts;

(c)	it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account, or it arises from services rendered and such services have been performed;

(d)	it is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing acceptable to Bank;

(e)	it is not evidenced by any note, trade acceptance, draft or other Instrument or by any Chattel Paper, unless such note or other document or Instrument or Chattel Paper has previously been endorsed and delivered by the relevant Loan Party to Bank;

(f)	it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset or any counterclaim or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part;

(g)	it is not subject to any sale of accounts, any rights of offset other than an Account Debtor Reserve or Lien whatsoever other than to Bank and other than the Permitted Encumbrances subordinated to Bank’s Lien;

-3-	Defined Terms Addendum

(h)	it is not owing by a Subsidiary or Affiliate of any Borrowing Base Obligor, or by an Account Debtor which (i) does not maintain its chief executive office in the United States of America, or (ii) is not organized under the laws of the United States of America, or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

(i)	is not an Account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, for progress billings, payable at a future date in accordance with its terms, subject to a retainage or holdback by the Account Debtor or insured by a surety company;

(j)	it is not an Account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect Bank’s security interest in such Account;

(k)	it is not owing by an Account Debtor for which a Loan Party or any of its Subsidiaries has received a notice of (i) the death of the Account Debtor or any partner of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor; and

(l)	it is not an Excluded Account.
An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account, and in the determination of Eligible Accounts, that portion of the Accounts of any Account Debtor which exceed fifty percent (50%) of all Eligible Accounts shall be excluded.
     “Eligible Inventory” shall mean all of Borrowing Base Obligors’ Inventory which is in good and merchantable condition, is not obsolete or discontinued, and which would properly be classified as “finished goods” under GAAP, excluding (a) any Borrowing Base Obligor’s work in process, raw materials, miscellaneous supplies such as hand tools and packaging materials, consigned goods, Inventory located outside the United States of America and goods in transit, (b) Inventory covered by or subject to a seller’s right to repurchase, or any consensual or nonconsensual Lien (including, without limitation, purchase money security interests) other than in favor of Bank and other than Permitted Encumbrances subordinated to Bank’s Lien, whether senior or junior to Bank’s security interest and Liens, (c) Inventory that has been owned by any Borrowing Base Obligor for longer than one (1) year, and (d) Excluded Inventory. Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory. Eligible Inventory shall be valued at the lesser of cost or market value in accordance with GAAP and in accordance with Borrower’s inventory management policy.
     “Employee Benefit Plans” shall mean those employee benefit plans disclosed in Borrower’s filings with the SEC from time to time.
     “Environmental Law(s)” shall mean all laws, codes, ordinances, rules, regulations, orders,

-4-	Defined Terms Addendum

decrees and directives issued by any federal, state, local, foreign or other governmental or quasi governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to Hazardous Materials or otherwise intended to regulate or improve health, safety or the environment, including, without limitation, any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials; any so-called “superfund” or “superlien” law, pertaining to Hazardous Materials on or about any of the Collateral, or any other property at any time owned, leased or otherwise used by any Loan Party, or any portion thereof, including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, flammable or dangerous waste, substance or material, as now or at anytime hereafter in effect.
     “Equipment” shall have the meaning assigned to such term in the UCC on the date of this Agreement together with all of the following to the extent, if any, the same are not included within such definition: all machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory) including, without limitation, data processing hardware and software, motor vehicles, aircraft, dies, tools, jigs, and office equipment, as well as all of such types of property that are leased and all rights and interests with respect thereto under such leases to the extent that any such lease does not prohibit or require a consent to the creation of a Lien in favor of the Bank (including, without limitation, options to purchase) together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto wherever any of the foregoing is located to the extent that any of the foregoing are now owned or hereafter acquired by the Borrower and to the extent that any other Loan Party now or hereafter grants or purports to grant a Lien upon all or any of the foregoing as security for all or any portion of the Indebtedness.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.
     “Event of Default” shall mean any of those conditions or events listed in Section 6.1 of this Agreement.
     “Excluded Account” shall mean any Account that has been identified by the Bank as being unacceptable for inclusion of calculation of the Borrowing Base Limitation because the Bank has determined that the Account Debtor obligated on such account is not creditworthy or that the Bank might not otherwise be able to receive the full amount of the Account within a reasonable period of time and at a reasonable cost of collection if it sought to realize on its security interest therein, such determination to be made in the Bank’s judgment, in good faith and based on information which, in its judgment, supports such determination.
     “Excluded Asset” shall mean any license, contract, agreement, permit, letter of credit right or asset, to the extent, but only to the extent, that a grant of a security interest or Lien therein would, under the terms of such license, contract, agreement, permit, letter of credit right or the documentation governing such asset, be prohibited by or result in a termination of the terms of, or give rise to a default which would allow for a party to terminate such license, contract, agreement, permit, letter of credit right or the documentation governing such asset (other than to the extent that any such term (x) has been waived by the other parties to such license, contract, agreement, permit, letter of credit right or documentation governing such asset or (y) would be rendered ineffective pursuant to Sections 9-406, 9-

-5-	Defined Terms Addendum

407, 9-408, 9-409 or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity).
     “Excluded Inventory” shall mean any Inventory that has been identified by the Bank as being unacceptable for inclusion of calculation of the Borrowing Base Limitation because the Bank has determined that such Inventory is not readily saleable, such determination to be made in the Bank’s judgment, in good faith and based on information which, in its judgment, supports such determination.
     “Excluded Subsidiary” shall mean (i) a Subsidiary existing or formed solely to facilitate the Permitted Reorganization, provided that such Subsidiary’s only asset is an ownership interest in another Subsidiary and such Subsidiary conducts no business or operations; and (ii) any Foreign Subsidiary.
     “Existing Letters of Credit” shall mean the letters of credit issued prior to the Effective Date for the account of Borrower or a Subsidiary of Borrower under the Wells Fargo Credit Agreement as more particularly described on Schedule 5.4 attached hereto.
     “Financial Statements” shall mean all balance sheets, statements of operations, statements of cash flow and other financial data, statements and reports (whether of Borrower, any of its Subsidiaries, any Guarantor, or any other Loan Party or otherwise) which are required to, have been, or may from time to time hereafter, be furnished to Bank, for the purposes of, or in connection with, this Agreement, the transactions contemplated hereby or any of the Indebtedness.
     “Fixed Asset Gain/Loss” shall have the meaning set forth in the definition of Net Income.
     “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
     “GAAP” shall mean generally accepted accounting principles.
     “Good Faith” or “good faith” shall have the meaning ascribed to the term “good faith” in Chapter 1.201(19) of the UCC on the date of this Agreement.
     “Governmental Authority” shall mean the United States, each state, each county, each city, and each other political subdivision in which all or any portion of the Collateral is located, and each other political subdivision, agency, or instrumentality exercising jurisdiction over Bank, any Loan Party or any Collateral.
     “Governmental Requirements” shall mean all laws, ordinances, rules, and regulations of any Governmental Authority applicable to any Loan Party, any of the Indebtedness or any Collateral.
     “Guarantor(s)” shall mean, as the context dictates, any Person(s) (other than the Borrower) who shall, at any time, guarantee or otherwise be or become obligated for the repayment of all or any part of the Indebtedness, including, without limitation, the parties listed on Schedule 3.1(c)(3), attached hereto.
     “Guaranty” means a guaranty (or separate guaranties) in the form and content satisfactory to Bank pursuant to which Guarantor (jointly and severally if more than one) unconditionally guarantees repayment to Bank of all Indebtedness of Borrower to Bank.
     “Hazardous Material” shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in, or for purposes of, any Environmental Law(s).
     “Indebtedness” shall mean all loans, advances, indebtedness, obligations and liabilities of any

-6-	Defined Terms Addendum

Loan Party to Bank under any Loan Document, together with all other indebtedness, obligations and liabilities whatsoever of Borrower to Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, voluntary or involuntary, known or unknown, or originally payable to Bank or to a third party and subsequently acquired by Bank including, without limitation, any: late charges; loan fees or charges; overdraft indebtedness; costs incurred by Bank in establishing, determining, continuing or defending the validity or priority of any Lien or in pursuing any of its rights or remedies under any Loan Document or in connection with any proceeding involving Bank as a result of any financial accommodation to Borrower; debts, obligations and liabilities for which Borrower would otherwise be liable to the Bank were it not for the invalidity or enforceability of them by reason of any bankruptcy, insolvency or other law or for any other reason; and reasonable costs and expenses of attorneys and paralegals, whether any suit or other action is instituted, and to court costs if suit or action is instituted, and whether any such fees, costs or expenses are incurred at the trial court level or on appeal, in bankruptcy, in administrative proceedings, in probate proceedings or otherwise; provided, however, that the term Indebtedness shall not include any consumer loan to the extent treatment of such loan as part of the Indebtedness would violate any Governmental Requirement.
     “Intellectual Property” shall mean:
(a)	copyright rights, copyright applications, copyright registrations and like protections in work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret (collectively, the “Copyrights”);

(b)	trade secrets and any and all intellectual property rights in computer software and computer software products;

(c)	design rights;

(d)	patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same;

(e)	trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business connected with and symbolized by such trademarks or servicemarks (collectively, the “Trademarks”);

(f)	rights to the proceeds (excluding attorneys’ and other professional and expert fees and expenses) arising from any and all claims or damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue on behalf of and collect such damages for said use or infringement of the intellectual property rights identified above;

(g)	licenses and other rights to use any of the foregoing, and all license fees and royalties arising from such use to the extent permitted by any such license or right;

(h)	amendments, renewals and extensions of any of the foregoing; and

(i)	proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

-7-	Defined Terms Addendum

     “Intercompany Note” shall mean one or more demand promissory notes made by Sheldon Canada from time to time to the order of Borrower in the aggregate face amount of up to $5,000,000 as evidence of loans and advances from time to time made by Borrower to Sheldon Canada.
     “Inventory” shall have the meaning assigned to such term in the UCC on the date of this Agreement together with all goods, merchandise and other personal property of Borrower and each other Loan Party which shall pledge or purport to pledge the same as security for any of the Indebtedness, now owned or hereafter produced, manufactured or acquired by any such Person, which are held for sale or lease or are furnished under a contract of service or are raw materials, work-in-process or materials used or consumed or to be used or consumed in any such Person’s business, and any other Inventory of any such Person, as determined in accordance with GAAP.
     “Inventory Cap” shall mean fifty percent (50%) of the amount of the Borrowing Base Limitation.
     “Letter of Credit” shall mean a standby or commercial letter of credit issued by the Bank for the account of Borrower upon the application of Borrower in accordance with this Agreement, as such Letter of Credit may be amended, supplemented, extended or confirmed from time to time.
     “Letter of Credit Liabilities” shall mean, at any time and in respect of all Letters of Credit, the sum of (a) the aggregate amount available to be drawn under all such Letters of Credit plus (b) the aggregate unpaid amount of all Reimbursement Obligations then due and payable in respect of previous drawings under such Letters of Credit.
     “Lien” shall mean any valid and enforceable interest in any property, whether real, personal or mixed, securing an indebtedness, obligation or liability owed to or claimed by any Person other than the owner of such property, whether such indebtedness is based on the common law or any statute or contract and including, but not limited to, a security interest, pledge, mortgage, assignment, conditional sale, trust receipt, lease, consignment or bailment for security purposes.
     “Loan Documents” shall mean collectively, this Agreement, the Note, any reimbursement agreement or other documentation executed in connection with any Letter of Credit, the Guaranty, the Security Agreement, and any other documents, instruments or agreements evidencing, governing, securing, guaranteeing or otherwise relating to or executed pursuant to or in connection with any of the Indebtedness or any Loan Document (whether executed and delivered prior to, concurrently with or subsequent to this Agreement), as such documents may have been or may hereafter be amended from time to time.
     “Loan Party” shall mean Borrower, each of its Subsidiaries (whether or not a party to any Loan Document) other than Excluded Subsidiaries, each Guarantor, and each other Person who or which shall be liable for the payment or performance of all or any portion of the Indebtedness or who or which shall own any property that is subject to (or purported to be subject to) a Lien which secured all or any portion of the Indebtedness.
     “Loan Party Location” shall mean the locations listed on Schedule 5.20 attached hereto.
     “Loans” shall mean, collectively, the Revolving Loans, and “Loan” shall mean any of them.
     “Material Adverse Effect” shall mean any act, event, condition or circumstance which (i) materially and adversely affects the business, operations or financial condition, of any Loan Party, or (ii) adversely affects, the ability of any such Loan Party to perform its obligations under any Loan Document to which it is a party or by which it is bound or the enforceability of any Loan Document; or (iii) which is

-8-	Defined Terms Addendum

likely to result in the incurrence of a loss, liability or obligation upon or by a Loan Party in excess of a Material Amount.
     “Material Agreements” means the agreements, contracts, leases, or commitments of any kind to which a Borrower or a Loan Party is a party (including, without limitation, employment agreements, collective bargaining agreements, powers of attorney, distribution contracts, patent or trademark licenses, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans, or accrued vacation pay, insurance and welfare agreements) that if breached would have a Material Adverse Effect and for which the per annum payments thereunder exceed the Material Amount.
     “Material Amount” shall mean $1,000,000.
     “Material Debt” shall mean Debt (other than the Indebtedness) owed by any Loan Party in the principal amount equal to or greater than the Material Amount.
     “Maximum Legal Rate” shall mean the maximum rate of nonusurious interest per annum permitted to be paid by Borrower or, if applicable, another Loan Party or received by Bank with respect to the applicable portion of the Indebtedness from time to time under applicable state or federal law as now or as may be hereafter in effect.
     “Net Cash Proceeds” shall mean the aggregate cash payments received by Borrower and/or any Loan Party, as the case may be, (a) from the issuance of any Debt, net of the ordinary and customary direct expenses of such sale or issuance, as the case may be, such as taxes, commissions, fees and expenses and other third party charges, and (b) from any disposition of other assets or property, net of ordinary and customary sales or other similar taxes paid or payable by the seller in connection with such disposition, broker fees in connection with such disposition, legal fees and other expenses payable by the seller in connection with such disposition, the amount of any Debt secured by the assets or property that must be repaid in connection with such disposition so long as it is a Debt permitted under this Agreement, and any amounts required to be escrowed pursuant to such disposition.
     “Net Income” shall mean the net income (or loss) of a Person for any applicable period of determination, determined in accordance with GAAP, but excluding, in any event:
(a)	any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses (“Fixed Asset Gain/Loss”); and

(b)	in the case of Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.
     “Note” shall mean the Revolving Credit Note.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any Person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.
     “Pension Plan(s)” shall mean any and all “employee pension benefit plans”, as such term is defined in Section 3(2) of ERISA, established or maintained by a Loan Party from time to time.
     “Permitted Encumbrances” shall mean:

-9-	Defined Terms Addendum

(a)	Liens in favor of the Bank;

(b)	Liens for taxes, assessments or other governmental charges or levies which are not yet due and payable, incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which are being contested in good faith by appropriate proceedings and, if requested by Bank, bonded or reserved in an amount and manner reasonably satisfactory to Bank;

(c)	Liens, not delinquent, arising in the ordinary course of business and created by statute in connection with worker’s compensation, unemployment insurance, social security and similar statutory obligations;

(d)	Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law Liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable or which are being contested in good faith by appropriate proceedings and, if requested by Bank have been bonded or reserved in an amount and manner reasonably satisfactory to Bank;

(e)	encumbrances consisting of existing or future zoning restrictions, existing recorded rights-of-way, existing recorded easements, recorded private restrictions or existing or future public restrictions on the use of real property and other minor title defects, none of which materially impairs the use of such property in the operation of the business for which it is used, and none of which is violated in any material respect by any existing or proposed structure or land use;

(f)	Liens securing Debt permitted by Section 5.4(d), (g) and (i) provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital asset, (ii) such Liens do not at any time encumber any property other than the property, equipment or improvements financed by such Debt, and (iii) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price of such property, Inventory, equipment or improvements and related costs and charges imposed by the vendors thereof;

(g)	Liens existing as of the date hereof as more particularly described in Schedule 5.5 attached to this Agreement and Liens subsequently approved by Bank in writing;

(h)	[Reserved];

(i)	Statutory, contractual and common law landlord’s Liens under leases to which Borrower or any of its Subsidiaries is a party; and

(k)	Liens securing the performance of surety and bid and performance bonds, tenders, leases and other obligations of similar nature, in each case incurred in the ordinary course of business (exclusive of obligations in respect to the payment for borrower money).
     “Permitted Reorganization” shall mean a transaction or series of transactions (including all amendments to the organizational documents of the applicable Subsidiary related to such transactions) pursuant to which (a) any existing or newly created Subsidiary of Borrower merges into, or consolidates or amalgamates with, one or more existing or newly formed Subsidiaries of Borrower, or (b) Borrower, or any existing or newly created Subsidiary of Borrower conveys, transfers or leases any material portion of its properties and assets to an existing or newly formed Subsidiary; provided that (i) the surviving,

-10-	Defined Terms Addendum

existing or newly formed Subsidiary or Subsidiary to which such assets are conveyed, transferred or leased, is a Domestic Subsidiary organized as a corporation or limited liability company, and such Subsidiary is or has become a Loan Party pursuant to Section 4.17, (ii) no Default or Event of Default exists immediately prior or after giving effect thereto, (iii) and Borrower has provided Bank with 30 days prior written notice of such transaction.
     “Person” or “person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.
     “Reimbursement Obligations” shall mean, at any time and in respect of all Letters of Credit, the aggregate obligations any Loan Party, then outstanding or which may thereafter arise, to reimburse the Bank for any amount paid or incurred by the Bank in respect of any and all drawings under such Letter of Credit, together with any and all other Indebtedness, obligations and liabilities of any Loan Party to Bank related to such Letter of Credit arising under this Agreement, any Letter of Credit application or any other Loan Document.
     “Request for Advance” shall mean an oral or written request or authorization for an advance of Loan proceeds which if made in writing shall be in the form annexed hereto as Exhibit C, or in such other form as is acceptable to Bank.
     “Revolving Credit Commitment” shall mean THIRTY-FIVE MILLION DOLLARS ($35,000,000).
     “Revolving Credit Maturity Date” shall mean February 12, 2010 or such earlier date on which the Bank’s commitment to fund Loans and to issue Letters of Credit hereunder is terminated pursuant to this Agreement; provided, however, if any such date is not a Business Day, then the Revolving Credit Maturity Date shall be the next succeeding Business Day.
     “Revolving Credit Maximum Amount” shall mean the lesser of (a) the Revolving Credit Commitment, or (b) the Borrowing Base Limitation.
     “Revolving Credit Note” shall mean the Revolving Credit Note of even date herewith in the original principal amount of $35,000,000 made by Borrower payable to the order of the Bank, as the same may be amended, supplemented, renewed, extended, modified, increased or restated from time to time.
     “Revolving Loan” shall mean an advance made, or to be made, under the revolving credit loan facility to or for the credit of Borrower by the Bank pursuant to the Loan Terms, Conditions and Procedures Addendum.
     “SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission.
     “Security Agreement” means Security Agreements in the form and content satisfactory to Bank pursuant to which Borrower and each other Loan Party grants to Bank a first priority security interest, subject only to Permitted Encumbrances, in all personal property of Borrower and such Loan Party, including all Accounts, Chattel Paper, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments and Inventory, wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor, accessions thereto and all proceeds and products of all the foregoing.

-11-	Defined Terms Addendum

     “Sheldon Canada” shall mean H.A. Sheldon Canada Ltd., an Ontario business corporation.
     “Stock Pledge Agreement” shall mean a pledge agreement in the form and content satisfactory to Bank pursuant to which Borrower pledges 65% all of the issued and outstanding capital stock of Sheldon Canada to Bank as security for the Indebtedness.
     “Subordinated Debt” shall mean any Debt of Borrower (other than the Indebtedness) which has been subordinated to the Indebtedness pursuant to the Subordination Agreement or any other agreement in form and content satisfactory to the Bank.
     “Subsidiary” shall mean as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity.
     “Tangible Net Worth” shall mean, with respect to any Person and as of any applicable date of determination, (a) the net book value of all assets of such Person (excluding Affiliate Receivables, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and all other intangible assets of such Person), after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), less (b) all Debt of such Person at such time, plus (c) the Subordinated Debt of such Person.
     “Telephone Notice Authorization” shall mean an agreement in form satisfactory to Bank authorizing telephonic and facsimile notices of borrowing and establishing a codeword system of identification in connection therewith.
     “UCC” shall mean the Uniform Commercial Code as adopted and in force in the State of Michigan, as amended.
     “Wells Fargo Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of September 7, 2006 among Borrower, Wells Fargo HSBC Trade Bank, N.A., as Administrative Agent, and the other financial institutions from time to time party thereto, as amended.
     “West Bend Property” shall mean Borrower’s property located at 820 East Washington Street, West Bend, Wisconsin.
     “Yoakum Property” shall mean Borrower’s property located at 500 Airport Road, Yoakum, Texas.

-12-	Defined Terms Addendum

FINANCIAL COVENANTS ADDENDUM
SECTION 1. FINANCIAL COVENANTS.
     1.1 Tangible Net Worth. Maintain a Tangible Net Worth as of the end of each of Borrower’s fiscal quarters, to be tested as of the end of each such fiscal quarter, not less the amount set forth below during the corresponding period set forth below:
(a)	Fifty-Two Million Dollars ($52,000,000) as of December 31, 2007;

(b)	as of the end of each fiscal quarter thereafter, the sum of:
(i)	the amount of Tangible Net Worth that was required to be maintained as of the end of the immediately preceding fiscal quarter, plus

(ii)	fifty percent (50%) of the Net Income (if positive), for the fiscal quarter ended as of the date of determination, plus one hundred percent of the Fixed Asset Gain/Loss (if positive), for the fiscal quarter ended as of the date of determination; plus

(iii)	one hundred percent (100%) of the Net Cash Proceeds from the issuance of any equity ownership interests during the fiscal quarter ended as of the date of determination.

-1-	Financial Covenant Addendum

LOAN TERMS, CONDITIONS AND PROCEDURES ADDENDUM
SECTION 1. REVOLVING CREDIT FACILITY
     1.1 Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, the Bank agrees to make Revolving Loans to Borrower at any time and from time to time from the Effective Date hereof until (but not including) the Revolving Credit Maturity Date. The aggregate principal amount of Revolving Loans at any time outstanding plus the Letter of Credit Liabilities shall not exceed the Revolving Credit Maximum Amount. All of such Revolving Loans shall be evidenced by the Revolving Credit Note, under which advances, repayments and re-advances may be made, subject to the terms and conditions of the Loan Documents.
     1.2 Repayment of and Interest on the Revolving Credit Note. Each Revolving Loan evidenced by the Revolving Credit Note from time to time outstanding hereunder shall, from and after the date of such Revolving Loan, bear interest at a per annum rate equal to the Applicable Interest Rate until the occurrence of an Event of Default and thereafter at the Default Rate and shall be due and payable in accordance with the terms of the Revolving Credit Note. All unpaid principal, accrued and unpaid interest and other amounts owing under the Revolving Credit Note shall be due and payable on the Revolving Credit Maturity Date.
     1.3 Requests for Advances. Except as hereinafter provided, Borrower may request a Revolving Loan by submitting to Bank a Request for Advance by an authorized officer or other representative of Borrower, subject to the following:
(a)	each such Request for Advance shall include, without limitation, the proposed amount of such Revolving Loan and the proposed Disbursement Date, which date must be a Business Day;

(b)	each such Request for Advance shall be communicated to Bank within the time periods set forth in the Note;

(c)	a Request for Advance, once communicated to Bank, shall not be revocable by Borrower;

(d)	each Request for Advance, once communicated to Bank, shall constitute a representation, warranty and certification by Borrower as of the date thereof that:
(i)	both before and after the making of such Revolving Loan, the obligations set forth in the Loan Documents are and shall be valid, binding and enforceable obligations of each Loan Party, as applicable;

(ii)	all terms and conditions precedent to the making of such Revolving Loan have been satisfied or waived by Bank in accordance with this Agreement, and shall remain satisfied through the date of such Revolving Loan;

(iii)	the making of such Revolving Loan will not cause the aggregate outstanding principal amount of all Revolving Loans plus the Letter of Credit Liabilities to exceed the Revolving Credit Maximum Amount;

-1-	Loan Party Locations Schedule 5.20

(iv)	no Default or Event of Default shall have occurred and is continuing, and none will exist or arise upon the making of such Revolving Loan;

(v)	the representations and warranties contained in the Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Revolving Loan, except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and

(vi)	the Request for Advance will not violate the terms or conditions of any contract, indenture, agreement or other borrowing of Borrower, except to the extent that such terms or conditions have been waived or that failure to comply with any such terms or conditions would not have a Material Adverse Effect.
Bank may elect (but without any obligation to do so) to make a Revolving Loan upon the telephonic or facsimile request of Borrower, provided that Borrower has first executed and delivered to Bank a Telephone Notice Authorization. If any such Revolving Loan based upon a telephonic or facsimile request is made by Borrower, Bank may require Borrower to confirm said telephonic or facsimile request in writing by delivering to Bank, on or before 11:00 a.m. (Dallas, Texas time) on the next Business Day following the Disbursement Date of such Revolving Loan, a duly executed written Request for Advance, and all other provisions of this Section 1 shall be applicable with respect to such Revolving Loan. In addition, Borrower may authorize the Bank to automatically make Revolving Loans pursuant to such other written agreements as may be entered into by Bank and Borrower.
     1.4 Prepayment. Borrower may prepay all or part of the outstanding balance under the Revolving Credit Note at any time, without premium, penalty or prejudice to the right of Borrower to reborrow under the terms of this Agreement, subject to the terms and conditions of the Loan Documents.
     1.5 Revolving Credit Maximum Amount and Reduction of Indebtedness. Notwithstanding anything contained in this Agreement to the contrary, the aggregate principal amount of all Revolving Loans at any time outstanding plus the Letter of Credit Liabilities shall not exceed the Revolving Credit Maximum Amount. If said limitations are exceeded at anytime, Borrower shall immediately, without demand by Bank, pay to Bank an amount not less than such excess, or, if Bank, in its sole discretion, shall so agree, Borrower shall provide Bank cash collateral in an amount not less than such excess, and Borrower hereby pledges and grants to Bank a security interest in such cash collateral so provided to Bank.
     1.6 Use of Proceeds of Revolving Loans. The proceeds of Revolving Loans shall be used to (a) refinance the indebtedness outstanding under the Wells Fargo Credit Agreement, (b) finance working capital needs of Borrower, and (c) and for the purpose of making advances to Sheldon Canada under (and not to exceed, in aggregate amount outstanding, the face amount of) the Intercompany Note, for the purpose of financing the working capital needs of Sheldon Canada.
     1.7 [Reserved.]
     1.8 Unused Commitment Fee. Borrower shall pay to Bank an unused commitment fee in an amount equal to the product of (a) 0.375% multiplied by (b) the difference between (i) the Revolving Credit Commitment and (ii) the aggregate outstanding principal balance of all Revolving Loans. Such fee shall be computed on a daily basis and shall be payable quarterly in arrears as of the end of each of

-2-	Loan Party Locations Schedule 5.20

Borrower’s fiscal quarters. Bank shall invoice Borrower for such fees, which invoice shall be due and payable within fifteen (15) days after receipt.
     1.9 Letters of Credit.
(a)	Letters of Credit. Subject to the terms and conditions of this Agreement and the other Loan Documents, the Bank shall, upon request from Borrower from time to time prior to the Revolving Credit Maturity Date, issue one or more Letters of Credit for the account of Borrower and in support of the obligations of Borrower or any of its Subsidiaries. The Letter of Credit Liabilities outstanding at any time shall not exceed $10,000,000; and the sum of (i) the outstanding principal balance of all Revolving Loans plus (ii) the Letter of Credit Liabilities outstanding at any time shall not exceed the Revolving Credit Maximum Amount. Each Letter of Credit issued pursuant to this Agreement shall be in a minimum amount of $100,000. No Letter of Credit shall have a stated expiration date later than the earlier of (i) thirty (30) days prior to the Revolving Credit Maturity Date, or (ii) (A) one (1) year from the date of issuance in case of a standby Letter of Credit, or (B) one hundred eighty (180) days from the date of issuance in the case of a commercial Letter of Credit.

(b)	Additional Provisions. The following additional provisions shall apply to each Letter of Credit:
(i)	Borrower shall give the Bank written notice requesting each issuance of a Letter of Credit hereunder not less than three (3) Business Days prior to the requested issuance date and shall furnish such additional information regarding such transaction as Bank may request. The issuance by Bank of each Letter of Credit shall, in addition to the conditions precedent set forth elsewhere in this Agreement, be subject to the conditions precedent that (A) such Letter of Credit shall be in form and substance satisfactory to Bank, (B) Borrower shall have executed and delivered such applications and other instruments and agreements relating to such Letter of Credit as Bank shall have requested and are not inconsistent with the terms of this Agreement, (C) each of the statements in Section 1.3(d)(i), (ii), (iv), (v) and (vi) of this Loan Terms, Conditions and Procedures Addendum are true as of the date of issuance of such Letter of Credit with respect to issuance of such Letter of Credit (as opposed to making a Revolving Loan), and the submission of an application for issuance of a Letter of Credit shall constitute a representation, warranty and certification of Borrower to that effect, and (D) no Letter of Credit may be issued if after giving effect thereto, the sum of the aggregate outstanding principal balance of all Revolving Loans plus the Letter of Credit Liabilities would exceed the Revolving Credit Maximum Amount. With respect to the issuance or renewal of each Letter of Credit, Borrower shall pay to Bank such letter of credit fees and other expenses customarily charged by Bank in connection with the issuance or renewals of letters of credit.

(ii)	Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse Bank for any amount paid by Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other

-3-	Loan Party Locations Schedule 5.20

formalities of any kind, all of which are hereby waived. Unless Borrower shall elect to otherwise satisfy such Reimbursement Obligation, such reimbursement shall, subject to satisfaction of any conditions provided herein for the making of Revolving Loans and to the Revolving Credit Maximum Amount, automatically be made by advancing to Borrower a Revolving Loan in the amount of such Reimbursement Obligation.

(iii)	Borrower shall pay to Bank letter of credit fees upon the date of issuance of each standby Letter of Credit in the amount equal to two and three-quarters percent (2.75%) per annum on the maximum amount which may be drawn under such Letter of Credit. Such fees shall be assessed for the actual number of days from the date of issuance until the date of expiration of such letter of credit. Borrower shall pay to Bank a letter of credit fee quarterly in advance for each commercial Letter of Credit, each such quarterly fee to be in an amount equal to the greater of (a) one-half percent (0.50%) of the amount of the commercial Letter of Credit, or (b) $250.

(iv)	In connection with the Letters of Credit, Borrower will pay Bank, letter of credit issuance fees and standard administration, payment and cancellation charges assessed by Bank, at the times, in the amounts customarily charged by Bank at such time with respect to its letters of credit generally.
(b)	Indemnification; Release. BORROWER HEREBY INDEMNIFIES AND AGREES TO DEFEND AND HOLD HARMLESS BANK AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS AND DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES WHICH ANY SUCH INDEMNIFIED PARTY MAY INCUR (OR WHICH MAY BE CLAIMED AGAINST BANK OR ANY SUCH INDEMNIFIED PARTY BY ANY PERSON WHATSOEVER), REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, IN CONNECTION WITH THE EXECUTION AND DELIVERY OF ANY LETTER OF CREDIT OR TRANSFER OF OR PAYMENT OR FAILURE TO PAY UNDER ANY LETTER OF CREDIT; PROVIDED THAT BORROWER SHALL NOT BE REQUIRED TO INDEMNIFY ANY PARTY SEEKING INDEMNIFICATION FOR ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES TO THE EXTENT, BUT ONLY TO THE EXTENT, CAUSED BY (I) THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE PARTY SEEKING INDEMNIFICATION, OR (II) BY THE FAILURE BY THE PARTY SEEKING INDEMNIFICATION TO PAY UNDER ANY LETTER OF CREDIT AFTER THE PRESENTATION TO IT OF A REQUEST REQUIRED TO BE PAID UNDER APPLICATION LAW.
SECTION 2. FUNDING LOANS, PAYMENTS, RECOVERIES AND COLLECTIONS
     2.1 Funding Loans. Subject to the satisfaction of all conditions precedent to the making and funding of any Loan set forth in any Loan Document, including, without limitation, those conditions

-4-	Loan Party Locations Schedule 5.20

precedent set forth in Section 3 of this Addendum, Bank shall make the proceeds of any such Loan available to Borrower by 5:00 p.m. (Dallas, Texas time) on the respective Disbursement Date of such Loan, by depositing such proceeds into such account maintained by Borrower with Bank as Borrower shall designate in writing or as otherwise agreed to in writing by Borrower and Bank.
     2.2 Bank’s Books and Records. The amount and date of each Loan hereunder, the amount from time to time outstanding under the Note, the Applicable Interest Rate in respect of each Loan, and the amount and date of any repayment hereunder or under the Note, shall be noted on Bank’s books and records, which shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to pay to Bank all amounts owing to Bank under or pursuant to the Loan Documents, in each case, when due in accordance with the terms hereof or thereof.
     2.3 Payments on Non-Business Day. In the event that any payment of any principal, interest, fees or any other amounts payable by Borrower under or pursuant to any Loan Document shall become due on any day which is not a Business Day, such due date shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable at the Applicable Interest Rate(s) for and during any such extension.
     2.4 Payment Procedures. Unless otherwise expressly provided in a Loan Document, all sums payable by Borrower to Bank under or pursuant to any Loan Document, whether principal, interest, or otherwise, shall be paid, when due, directly to Bank at the office of Bank identified on the signature page of this Agreement, or at such other office of Bank as Bank may designate in writing to Borrower from time to time, in immediately available United States funds, and without setoff, deduction or counterclaim. Bank may, in its discretion, charge any and all deposit or other accounts (including, without limitation, any account evidenced by a certificate of deposit or time deposit) of Borrower maintained with Bank for all or any part of any Indebtedness then due and payable; provided, however, that such authorization shall not affect Borrower’s obligations to pay all Indebtedness, when due, whether or not any such account balances maintained by Borrower with Bank are insufficient to pay any amounts then due.
     2.5 Maximum Interest Rate. At no time shall any Applicable Interest Rate or Default Rate under this Agreement or any Note, or otherwise in respect of any Loan or any Indebtedness hereunder, exceed the Maximum Legal Rate, giving due consideration to the execution of this Agreement and each Note. In the event that any interest is charged or otherwise received by Bank in excess of the Maximum Legal Rate, Borrower hereby acknowledges and agrees that any such excess shall be deemed to have been payments of principal, and not of interest, and shall be applied, first, to reduce the principal Indebtedness then outstanding, second, any remaining excess, if any, shall be applied to reduce any other Indebtedness, and third, any remaining excess, if any, shall be returned to Borrower. Notwithstanding the foregoing or anything to the contrary contained in this Agreement or any other Loan Document, but subject to all limitations contained in this paragraph, if at anytime any Applicable Interest Rate or Default Rate or other rate of interest applicable to any portion of the Indebtedness is computed on the basis of the Maximum Legal Rate, any subsequent reduction in the Applicable Interest Rate, Default Rate or such other rate of interest shall not reduce such interest rate thereafter payable below the Maximum Legal Rate until the aggregate amount of interest accrued equals the total amount of interest that would have accrued if interest had, at all times, been computed solely on the basis of the Applicable Interest Rate, Default Rate or such other interest rate. This paragraph shall control all agreements between the Borrower and the Bank.
     2.6 Receipt of Payments by Bank. Any payment by Borrower of any of the Indebtedness made by mail will be deemed tendered and received by Bank only upon actual receipt thereof by Bank at

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the address designated for such payment, whether or not Bank has authorized payment by mail or in any other manner, and such payment shall not be deemed to have been made in a timely manner unless actually received by Bank on or before the date due for such payment, time being of the essence. Borrower expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and any failure to pay the entire amount then due shall constitute and continue to be an Event of Default hereunder. Bank shall be entitled to exercise any and all rights and remedies conferred upon and otherwise available to Bank under any Loan Document upon the occurrence and during the continuance of any such Event of Default. Prior to the occurrence of any Default, Borrower shall have the right to direct the application of any and all payments made to Bank hereunder to the Indebtedness evidenced by the Note. Borrower waives the right to direct the application of any and all payments received by Bank hereunder at any time or times after the occurrence and during the continuance of any Default. Borrower further agrees that after the occurrence and during the continuance of any Default, or prior to the occurrence of any Default if Borrower has failed to direct such application, Bank shall have the continuing exclusive right to apply and to reapply any and all payments received by Bank at any time or times, whether as voluntary payments, proceeds from any Collateral, offsets, or otherwise, against the Indebtedness in such order and in such manner as Bank may, in its sole discretion, deem advisable, notwithstanding any entry by Bank upon any of its books and records. Borrower hereby expressly agrees that, to the extent that Bank receives any payment or benefit of or otherwise upon any of the Indebtedness, and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other Person under any bankruptcy act, state or federal law, common law, equitable cause or otherwise, then to the extent of such payment or benefit, the Indebtedness, or part thereof, intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made or received by Bank, and, further, any such repayment by Bank shall be added to and be deemed to be additional Indebtedness.
     2.7 Security. Payment and performance of the Indebtedness shall be secured by Liens on all of the assets and properties of Borrower and of such other Loan Parties as Bank may require from time to time and shall be guaranteed by the Guarantors.
     2.8 Mandatory Repayment from Subordinated Indebtedness. In the event of any issuance of Subordinated Debt by Borrower or any Loan Party, the Borrower shall repay the Note in an amount equal to the lesser of (i) the Net Cash Proceeds of any such Subordinated Debt, or (ii) the aggregate amount of all outstanding Indebtedness, such prepayment and premium to be made within ten (10) Business Days of receipt of such Net Cash Proceeds. Any such amount shall be applied in payment of the Indebtedness, first to Bank’s costs and expenses due and payable pursuant to this Agreement, then to accrued and unpaid interest, then to principal on such Loans as Bank may elect (in inverse order of their maturities if principal amounts are due in installments), then to other Indebtedness, and any remaining excess, if any, shall be returned to Borrower.
     2.9 Mandatory Repayment from Sale of West Bend Property and/or Yoakum Property. In the event of a sale or transfer of the West Bend Property or the Yoakum Property, Borrower shall repay the Note in an amount equal to the lesser of (i) the Net Cash Proceeds from the sale of the West Bend Property or the Yoakum Property, as applicable, or (ii) the aggregate amount of all Indebtedness, such prepayment and premium to be made within ten (10) Business Days of receipt of such Net Cash Proceeds. Any such amount shall be applied in payment of the Indebtedness, first to Bank’s costs and expenses due and payable pursuant to this Agreement, then to accrued and unpaid interest, then to principal on such Loans as Bank may elect (in inverse order of their maturities if principal amounts are due in installments), then to other Indebtedness, and any remaining excess, if any, shall be returned to Borrower.

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SECTION 3. CONDITIONS PRECEDENT
     3.1 Conditions Precedent to First Loan or First Letter of Credit. The obligation of the Bank to issue the first Letter of Credit or to make the first Revolving Loan under or pursuant to this Agreement shall be subject to the following conditions precedent:
(a)	Execution of this Agreement, Note and other Loan Documents. Borrower shall have executed and delivered to Bank, or caused to have been executed and delivered to Bank, this Agreement, the Note and all other Loan Documents, and this Agreement (including all addenda, schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), such Note, and all other Loan Documents, shall be in full force and effect and binding and enforceable obligations of Borrower and, to the extent that it is a party thereto or otherwise bound thereby, of each other Person who may be a party thereto or bound thereby.

(b)	Authority Documents. Bank shall have received: (i) copies of resolutions of the board of directors, partners or members or managers, as applicable, of each Loan Party evidencing approval of the borrowing hereunder and the transactions contemplated by the Loan Documents, and authorizing the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party or by which it is otherwise bound, which resolutions shall have been certified by a duly authorized officer, partner or other representative, as applicable, of each Loan Party as of the date of this Agreement as being complete, accurate and in full force and effect; (ii) incumbency certifications of a duly authorized officer, partner or other representative, as applicable, of each Loan Party, in each case, identifying those individuals who are authorized to execute the Loan Documents for and on behalf of such Person(s), respectively, and to otherwise act for and on behalf of such Person(s); (iii) certified copies of each of such Person(s)’ articles of incorporation and bylaws, partnership agreement, certificate of limited partnership, articles of organization, regulations or operating agreement, as applicable, and all amendments thereto; and (iv) certificates of existence, good standing and authority to do business, as applicable, certified substantially contemporaneously with the date of this Agreement, from the state or other jurisdiction of each of such Person(s)’ organization and, with respect to Borrower, from every other state or jurisdiction in which Borrower is qualified to do business as a foreign corporation.

(c)	Collateral Documents. As security and support for the payment and performance of all Indebtedness of Borrower to Bank, Borrower shall have furnished, executed and delivered to Bank, or shall have caused to have been furnished, executed and delivered to Bank, prior to or concurrently with the Disbursement Date for the initial Loan hereunder, in form satisfactory to Bank, the following documents, and Bank shall have received proof that appropriate security agreements, financing statements, collateral and other documents covering the Collateral shall have been executed and delivered by the appropriate Persons to be recorded or filed in such jurisdictions and such other steps shall have been taken as necessary to perfect, subject only to Permitted Encumbrances, the Liens granted thereby in accordance with such agreements:
(i)	Security Agreement executed by the Borrower and the Guarantors;

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(ii)	Guaranty executed by the Guarantors;

(iii)	Stock Pledge Agreement executed by the Borrower (accompanied by the certificate(s) representing all of the pledged stock and assignments separate from certificate, duly endorsed by the Borrower in blank;

(iv)	financing statements required or requested by Bank to perfect all security interests to be conferred upon Bank under the Loan Documents and to accord Bank a perfected security position in the Collateral that can be perfected by filing such financing statements, subject only to Permitted Encumbrances;

(v)	such additional documents or certificates as may be required by Bank and/or required under the terms of any and every Loan Document; and

(vi)	such other documents or agreements of security and appropriate assurances of validity, perfection and priority of Lien as Bank may request.
(d)	Legal Opinion Letter. Borrower shall have furnished to Bank an opinion of Borrower’s and each Loan Party’s legal counsel, dated as of the date of this Agreement, and covering such matters as are requested by Bank and which is otherwise satisfactory in form and substance to Bank.

(e)	Licenses, Permits, Approvals, Etc. To the extent necessary and applicable, Borrower shall have received any and all necessary authorizations, approvals and consents from all applicable Governmental Authorities in respect of the borrowing by Borrower of the Loans hereunder, the Loan Documents and the transactions contemplated by any Loan Document; and Bank shall have also received copies of each authorization, license, permit, consent, order or approval of, or registration, declaration or filing with, any Governmental Authority or any securities exchange or other Person obtained or made by Borrower or any Loan Party in connection with the transactions contemplated by the Loan Documents and which is material to the financial condition of Borrower or any Loan Party or the conduct of its business or the transactions contemplated hereby or the Collateral.

(f)	UCC Lien Search. Bank shall have received UCC, tax lien and judgment lien record and copy searches disclosing no notice of any Liens or encumbrances filed against any of the Collateral, other than the Permitted Encumbrances.

(g)	Casualty Insurance. Borrower shall have furnished to Bank, or cause to have been furnished to Bank, evidence of insurance required to be maintained pursuant to this Agreement or any of the other Loan Documents.

(h)	Approval of Bank Counsel. All actions, proceedings, instruments and documents required to carry out the borrowings and transactions contemplated by this Agreement or any other Loan Document or incidental thereto, and all other related legal matters, shall have been satisfactory to and approved by legal counsel for Bank, and said counsel shall have been furnished with such certified

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copies of actions and proceedings and such other instruments and documents as they shall have requested.

(i)	Compliance with Certain Documents and Agreements. Each Loan Party shall have each performed and complied with all agreements and conditions then due contained in the Loan Documents applicable to it and which are then in effect.

(j)	Other Documents and Instruments. Bank shall have received such other instruments and documents (not inconsistent with the terms hereof) as Bank may request in connection with the making of the Loans hereunder, including, but not limited to, those items set forth on the Documentation Checklist set forth on Schedule 3.1(j) attached hereto, and all such instruments and documents shall be satisfactory in form and substance to Bank.

(k)	Payment of Other Debt. Contemporaneously with the closing hereof, Borrower shall have paid in full all indebtedness of Borrower arising under the Wells Fargo Credit Agreement (other than with respect to the Existing Letters of Credit) and shall have delivered to Bank evidence, in a form satisfactory to Bank, of the termination of all security interests and other liens and encumbrances of Wells Fargo HSBC Trade Bank, N.A., as Administrative Agent, upon the assets of Borrower and any Loan Party.

(l)	Payment of Up-Front Fee. Borrower shall pay to Bank an up-front fee in the total amount of $100,000. Bank acknowledges receipt of $25,000 toward payment of such up-front fee.
     3.2 Post-Closing Conditions. It is a condition to Bank’s continuing obligations under this Agreement that Borrower achieve or satisfy each of the following by the date indicated, and failure to do so as to any one or more of the following shall constitute an Event of Default:
(a)	Bank Accounts. Borrower shall open and maintain deposit accounts in accordance with Section 4.13 of the Agreement.

(b)	Collateral Access Agreements. Borrower shall have delivered Collateral Access Agreements for the domestic leased locations of Borrower and each Guarantor set forth on Schedule 5.20 by March 17, 2008 or such later date as extended by Bank.

(c)	Account Control Agreements. Borrower shall have delivered the Account Control Agreements in accordance with Section 4.13 of the Agreement.

(d)	Intellectual Property Collateral. By April 12, 2008, Borrower and each other applicable Loan Party shall execute and deliver such instruments and documents as Bank shall request to perfect a first priority Lien in favor of the Bank upon such domestic Intellectual Property as may be designated by Bank, including but not limited to separate pledge and/or security agreements to be filed by Bank with the United States Patent and Trademark Office or the United States Copyright Office, as applicable. By March 12, 2008, Borrower and each other applicable Loan Party shall have delivered to Bank domestic patent, copyright and trademark searches disclosing no notice of any Liens or encumbrances filed against any of the Collateral other than Permitted Encumbrances.

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     3.3 Conditions Precedent to Disbursement of All Loans and All Letters of Credit. In addition to any other terms and conditions set forth in this Agreement, including, without limitation, those set forth in Section 3.1 above, the obligation of Bank to make any Loan or to issue any Letter of Credit under this Agreement, including, without limitation, the initial Loan hereunder, shall be further subject to the satisfaction of each of the following conditions precedent on or before the Disbursement Date for such Loan:
(a)	Loan Documents Binding and Enforceable. All Loan Documents shall be in full force and effect and binding and enforceable obligations of each Loan Party, subject to the limitations set forth in Section 3.8 of this Agreement.

(b)	Representations and Warranties. Each of the representations and warranties of each Loan Party under any Loan Document shall be true and correct in all material respects, except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(c)	No Default or Material Adverse Effect. No Default or Event of Default shall have occurred and be continuing; there shall have been no Material Adverse Effect since the date of the Financial Statements most recently delivered to Bank pursuant to this Agreement.

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